Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NUVASIVE, INC.,

BIONIC ACQUISITION CORPORATION,

BNN HOLDINGS CORP.,

AND

GPP I-BNN, LLC, AS SECURITYHOLDERS’ AGENT

June 6, 2016

i

(continued)

(continued)

(continued)

LIST OF EXHIBITS

Exhibit A	Form of Non-Competition and Non-Solicitation Agreement

Exhibit B	Form of Written Consent of Stockholders

Exhibit C	Form of Stockholder Agreement

Exhibit D	Form of Escrow Agreement

Exhibit E	Form of Certificate of Merger

Exhibit F	Form of Letter of Transmittal

Exhibit G-1	Form of FIRPTA Notice

Exhibit G-2	Form of FIRPTA Notification Letter

LIST OF SCHEDULES

Schedule 1.1(a)	List of Key Employees

Schedule 1.1(b)	List of Stockholders for Non-Competition and Non-Solicitation Agreement

Schedule 1.1(c)	List of Stockholders for Stockholder Agreement

Schedule 1.1(d)	List of Target Related Businesses

Schedule 1.1(e)	Unpaid Earnout Amounts

Schedule 1.1(f)	List of Seller Notes and Maximum Payout Amount

Schedule 1.1(g)	Working Capital Illustration

Schedule 2.7	Form of Closing Payment Schedule Certificate

Schedule 2.13(a)	Form of Estimated Closing Certificate

Schedule 7.2(o)	List of Capital Leases

Target Disclosure Schedule

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of June 6, 2016 (the “Agreement Date”) by and among NuVasive, Inc., a Delaware corporation (“Acquiror”), Bionic Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Acquiror, BNN Holdings Corp., a Delaware corporation (the “Target”) and solely in its capacity as the securityholders’ representative for Target, GPP I-BNN, LLC (“Securityholders’ Agent”).

RECITALS

A. The Board of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies for Target and Merger Sub to combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and, in furtherance thereof, the Board of Directors of each of Target and Merger Sub unanimously has (i) determined that in its opinion the Merger is fair to and in the best interests of the stockholders of Target and Merger Sub, as applicable, (ii) adopted a resolution approving this Agreement and declaring it advisable and (iii) resolved to recommend that the stockholders of Target and Merger Sub, as applicable, adopt this Agreement;

B. In connection with the Merger, all of the issued outstanding shares of Target’s (i) Voting Common Stock (the “Target Voting Common Stock”) and Non-Voting Common Stock (the “Target Non-Voting Common Stock,” and collectively with the Voting Common Stock (the “Target Common Stock”); (ii) Series A Preferred Stock (the “Target Series A Preferred Stock”); and (iii) Series B Preferred Stock (the “Target Series B Preferred Stock,” and collectively, with the Target Series A Preferred Stock, the “Target Preferred Stock” and collectively with the Target Common Stock and Target Series A Preferred Stock, the “Target Capital Stock”) at the Effective Time will be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions of this Agreement;

C. Acquiror will place a portion of the Merger Consideration payable to holders of Target Capital Stock and any In-the-Money Vested Target Options in escrow with the Escrow Agent pursuant to the Escrow Agreement;

D. Target, Acquiror and Merger Sub desire to make certain representations and warranties and to enter into certain agreements in connection with the Merger;

E. Prior to delivery of this Agreement, and as a condition and inducement for the Acquiror’s willingness to have entered into this Agreement, each key stockholder of Target listed on Schedule 1.1(b) attached hereto (each, a “Key Stockholder”) has executed and delivered to Acquiror the Non-Competition and Non-Solicitation Agreements in the form attached hereto as Exhibit A (each, a “Non-Competition and Non-Solicitation Agreement”) in each case, to become effective upon the Closing; and

F. Simultaneous with the execution of this Agreement, in order to induce Acquiror and Merger Sub to enter into this Agreement, (i) an Action by Written Consent of the Stockholders, in the form attached hereto as Exhibit B (the “Written Consent”), adopting and approving, among other things, this Agreement shall be executed by the stockholders of Target holding at least (x) a majority of the outstanding shares of Voting Common Stock and Preferred Stock, voting together as a single class on an as-converted basis; and (y) a majority of the outstanding shares of Target Preferred Stock, voting together as a single class on an as-converted basis, (the “Requisite Approval”) and shall be delivered to Acquiror and (ii) each of the Target Stockholders listed on Schedule 1.1(c) shall have executed and delivered to Acquiror a stockholder agreement in the form attached hereto as Exhibit C (each, a “Stockholder Agreement”) to become effective upon the Closing.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“401(k) Plan” has the meaning set forth in Section 7.2(l).

“409A Plan” has the meaning set forth in Section 3.24(j).

“280G Stockholder Approval” has the meaning set forth in Section 6.14.

“Acquiror” has the meaning set forth in the introductory paragraph.

“Acquiror Indemnified Person” and “Acquiror Indemnified Persons” have the meanings set forth in Section 9.2(a).

“Acquisition Proposal” has the meaning set forth in Section 5.2(a).

“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Option Exercise Amount” means (i) the aggregate amount of the applicable Option Exercise Prices for each In-the-Money Vested Target Option multiplied by (ii) the number of vested shares of Target Common Stock issuable upon exercise of such In-the-Money Vested Target Option.

“Agreement” has the meaning set forth in the introductory paragraph.

“Applicable Law” means, collectively, any applicable federal, state, provincial foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree or other legally binding requirement or rule of law, including but not limited to any applicable provision of the Delaware Law.

“Applicable Portion” means (i) in the event that the holders of Target Series A Preferred Stock and Target Series B Preferred Stock do not receive the Preferred Stock Preference Payment and therefore receive their portion of the Merger Consideration on an as-converted basis, then with respect to each Securityholder, an amount equal to the quotient obtained by dividing (A) the amount of Merger Consideration payable to such Securityholder pursuant to Section 2.6(a) and Section 2.6(b), by (B) the aggregate amount of Merger Consideration payable to all Securityholders pursuant to Section 2.6(a) and Section 2.6(b) and (ii) in the event that the holders of Target Series A Preferred Stock and Target Series B Preferred Stock receive the Preferred Stock Preference Payment, then the Applicable Portion shall, (x) with respect to the Merger Consideration paid to the holders of Target Common Stock, be the quotient obtained by dividing (A) Common Escrow Amount, by (B) the number of Fully Diluted Shares Outstanding and (y) with respect to the Merger Consideration paid to the holders of Target Preferred Stock, be the Preferred Pro Rata Portion.

“Business Day” means any day other than a Saturday, Sunday or other day when commercial banks in San Diego, California are permitted or required by law to be closed for the conduct of regular banking business.

“Cap” has the meaning set forth in Section 9.2(d).

“CERCLA” has the meaning set forth in Section 3.22(a)(i).

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Certificates” has the meaning set forth in Section 2.8(c).

“Claims Period” has the meaning set forth in Section 9.3(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Certificate” has the meaning set forth in Section 2.13(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Payment Schedule” has the meaning set forth in Section 2.7.

“CMS” means the Centers for Medicare and Medicaid Services of DHHS.

“COBRA” has the meaning set forth in Section 3.24(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Escrow Amount” means the aggregate amount of the Merger Consideration otherwise payable to the Common Stockholders (and any In-the-Money Vested Target Options, if any) that is used to fund the Escrow Amount.

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Contract” means any contract, agreement or legally binding arrangement, whether written or oral.

“Contract Consents” has the meaning set forth in Section 3.16(c).

“Copyrights” means all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.

“Damages” means all losses, costs, damages (which with respect to punitive damages and damages based on a multiples, shall only include amounts actually paid or required to be paid to a third party as part of an indemnifiable third party claim), fees, diminution in value, liabilities, reasonable out-of-pocket costs of investigation and expenses, including Taxes, and costs and expenses arising from claims, demands, actions, causes of action and settlements, including reasonable fees and expenses of lawyers, experts and other professionals.

“Delaware Law” means the Delaware General Corporation Law.

“DHHS” means the United States Department of Health and Human Services.

“D&O Tail” has the meaning set forth in Section 6.12(b).

“Disputed Items” has the meaning set forth in Section 2.13(c).

“Dissenting Shares” has the meaning set forth in Section 2.6(g).

“Dissenting Stockholder” has the meaning set forth in Section 2.6(g).

“Effective Time” has the meaning set forth in Section 2.2.

“Effective Time Cash” means an amount equal to Target’s, Target Subsidiaries’ and Target Related Businesses’ consolidated cash and cash equivalents on hand (excluding restricted cash and security deposits) as of the Closing Date, as determined in accordance with GAAP applied on a basis consistent with Target’s past practices.

“Employee Confirmation Letter Party” means each employee of Target, any Target Subsidiary or any Target Related Business that is receiving a transaction bonus in connection with the transactions contemplated by this Agreement.

“Employee Confirmation Letters” means written confirmations, in a form reasonably satisfactory to Acquiror, from each Employee Confirmation Letter Party as to the sufficiency and satisfaction of the transaction bonus received by such Person in connection with the transactions contemplated by this Agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first negotiation, equitable interest, preemptive right, community property interest, title retention or title reversion agreement, prior assignment, or any other encumbrance or similar restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” has the meaning set forth in Section 3.22(a)(i).

“ERISA” has the meaning set forth in Section 3.24(a).

“ERISA Affiliate” means each entity that is treated as a single employer with the Target, Target Subsidiaries and Target Related Businesses for purposes of Section 414 of the Code or ERISA §4001.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit D.

“Escrow Amount” means $9,800,000 in cash.

“Escrow Fund” means the fund established pursuant to the Escrow Agreement, including the amounts paid by Acquiror to the Escrow Agent at the Closing pursuant to Section 2.11 of this Agreement.

“Escrow Release Date” shall mean the date that is the next Business Day following the date which is fifteen (15) months following the Closing Date.

“Escrow Termination Date” means the date which is fifteen (15) months following the Closing Date.

“Estimated Closing Certificate” has the meaning set forth in Section 2.13(a).

“Estimated Net Cash” means the estimated Net Cash as reflected in the Estimated Closing Certificate.

“Estimated Working Capital” means the estimated Working Capital as reflected in the Estimated Closing Certificate, which shall be prepared in accordance with GAAP applied on a basis consistent with Target’s past practices.

“Exchange Act” has the meaning set forth in Section 3.4(b).

“FCPA” has the meaning set forth in Section 3.29.

“Final Net Cash” means the Net Cash as of the Closing Date, as reflected in the Closing Certificate prepared in accordance with Sections 2.13(b) and 2.13(c).

“Final Working Capital” means the Working Capital as of the Closing Date, as reflected in the Closing Certificate prepared in accordance with Sections 2.13(b) and 2.13(c).

“Foreign Target Employee Plan” has the meaning set forth in Section 3.24(n).

“Fully Diluted Shares Outstanding” means the sum of (i) the number of shares of Target Capital Stock outstanding immediately prior to the Effective Time on an as converted to Target Common Stock basis, including all shares of Target Series A Preferred Stock and Target Series B Preferred Stock, on an as converted to Target Common Stock basis, plus (ii) the number of shares of Target Common Stock underlying In-the-Money Vested Target Options outstanding immediately prior to the Effective Time; provided, however, that if the holders of Target Series A Preferred Stock and Target Series B Preferred Stock receive the Preferred Stock Preference Payment, then Fully Diluted Shares Outstanding shall exclude each share of Target Series A Preferred Stock and Target Series B Preferred Stock receiving such Preferred Stock Preference Payment.

“Fundamental Representations” has the meaning set forth in Section 9.2(b).

“GAAP” means United States generally accepted accounting principles.

“Great Point” means Great Point Partners, LLC.

“Governmental Entity” has the meaning set forth in Section 3.3(a).

“Hazardous Materials” has the meaning set forth in Section 3.22(a)(ii).

“Healthcare Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the “Stark Law”), 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 35 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 35 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Beneficiary Inducement Statute, 42 U.S.C. § 1320a-7a(a)(5); the Physician Payment Sunshine Act, 42 U.S.C. § 1320a-7h; criminal false claim statutes, e.g., 18 U.S.C. §1001, 42 U.S.C. § 1320a-7b(a); the Deficit Reduction Act of 2005, P.L. 109-171, 120 Stat. 4; the Controlled Substances Act, 21 U.S.C. 801, et seq.; the Affordable Care Act, P.L. 111-148 and 111-152; HIPAA; the HITECH Act and their implementing regulations, all applicable laws relating to the provision of, or billing or payment for health care items or services, or relating to health care information; and all applicable implementing regulations and any similar state and local statutes, regulations and all applicable federal, state, and local licensing, certificate of need, regulatory, medical documentation and retention, professional conduct, medical privacy and security, standard of care, informed consent, quality and safety, mandated reporting, healthcare advertising and marketing, and reimbursement laws applicable to Target, any Target Subsidiary or any Target Related Business including prohibitions against the corporate practice of medicine and fee-splitting.

“Healthcare Investigations” means any inquiries, investigations, probes, audits, inspections, or proceedings, initiated pursuant to Healthcare Laws and concerning the practices, licensing, quality of care, marketing and pricing, or reimbursement concerning the Target, Target Subsidiaries and the Target Related Businesses (including, without limitation, inquiries involving federal, state or local governmental entity with regulatory authority over the Company, the United States Department of Health and Human Services Comprehensive Error Rate Testing and any inquiries, investigations, probes, audit or procedures initiated by Fiscal Intermediary/Medicare Administrator Contractor, Medicaid Integrity Contractor, Attorney General, Office of Inspector General, Department of Justice, Recovery Audit Contractor, Program Safeguard Contractor, Zone Program Integrity Contractor), or similar governmental agencies or contractors for such agencies) and includes any preliminary notices of intent to initiate a Healthcare Investigation, audit engagement letters, requests for the production of records, search and arrest warrants, subpoenas, written discovery requests, or Civil Investigative Demands.

“Healthcare Licenses” means all federal, state, and local licenses, permits, certifications, registrations, declarations, consents, approvals, accreditations, waivers and authorizations, and any renewals, extensions, modifications and substitutions thereof, issued by, or on behalf of, any Governmental Entity or independent accreditation bureau with respect to the operation of Target’s, any Target Subsidiary’s and any Target Related Business’ respective businesses, as the same may from time to time be amended, renewed, restated, reissued, restricted, supplemented or otherwise modified, together with all rights, privileges and entitlements thereunder.

“Healthcare Operating Agreements” means, with respect to Target’s or any Target Related Business’ respective businesses, all management agreements, loan and security agreements, stock or membership interest transfer agreements, consulting agreements, affiliate service agreements, business associate agreements, employment agreements, personal service agreements, employee lease agreements, billing agent agreements, and physician, other clinician or other professional services provider contracts, as the same may from time to time be amended, restated, supplemented, renewed, or modified.

“Healthcare Participation Agreements” means all third-party payor participation agreements of Target or any Target Related Business relating to rights to payment or reimbursement from, and claims against, non-governmental private insurers, managed care plans, and other third-party payors, as the same may from time to time be amended, restated, extended, supplemented or modified, together with all rights, privileges and entitlements thereunder.

“HIPAA” has the meaning set forth in Section 3.24(b).

“HITECH” has the meaning set forth in Section 3.24(b).

“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Vested Target Option” means a Vested Target Option with an Option Exercise Price that is equal to or less than the Per Share Consideration.

“Indebtedness” means (i) all obligations for borrowed money and advancement of funds, including pre-payment penalties, reimbursement obligations with respect to surety bonds and letters of credit to the extent drawn at Closing, guarantees, prepayment penalties, fees or other charges related thereto, as well as any interest or other premium accrued thereon; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements, as well as any interest or other premium thereon, including the Unpaid Seller

Notes (plus all accrued interest on the Unpaid Seller Notes through the Closing Date); and (iii) all capital lease obligations, other than those listed on Schedule 7.2(o). The Unpaid Earnouts shall not be considered Indebtedness

“Indemnifying Person” means the Securityholders’ Agent, on behalf of and representing the Securityholders.

“Independent Accounting Firm” means either RSM US LLP (formerly known as “McGladrey”), Grant Thornton LLP, Moss Adams LLP, CBIZ & MHM, LLP or BDO USA, LLP as mutually selected by Acquiror and Securityholders’ Agent or if Acquiror and Securityholders’ Agent fail to agree on an Independent Accounting Firm within fifteen (15) days of a dispute to be resolved by the Independent Accounting Firm under this Agreement then, on the request of either Party, the American Arbitration Association shall appoint a partner in an independent, nationally recognized, accounting firm to serve as the Independent Accounting Firm.

“Information Systems” has the meaning set forth in Section 3.12(b).

“Intellectual Property” means any and all of the following in any country: (a)(i) Patents, (ii) Trademarks, (iii) rights in domain names and domain name registrations, (iv) Copyrights, (v) Trade Secrets and (vi) other intellectual property and intellectual property rights recognized under applicable Law in any country; and (b) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

“Key Employee” means the employees of Target listed on Schedule 1.1(a) attached hereto.

“Key Employee Employment Agreement” means the Employee Employment Agreement by and between each Key Employee and Target, a Target Subsidiary or a Target Related Business, as applicable.

“Key Stockholder” has the meaning set forth in Recital E.

“Knowledge of Target”, “Target’s Knowledge” or similar terms means the actual knowledge of Adam Dolder or Rohan Saikia, and the actual knowledge of Bill Gecsey or any Key Employee after inquiry with their direct reports; provided, that if Bill Gecsey or any such Key Employee does not undertake an inquiry of such Person’s direct reports, “actual knowledge” shall also include the knowledge such Person would reasonably be expected to have had if such Person had undertaken such inquiry.

“Lease” or “Leases” has the meaning set forth in Section 3.17.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding), hearing, or audit, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Limitation” has the meaning set forth in Section 9.2(c).

“Material” means, with respect to any entity or group of entities, any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities, taken as a whole.

“Material Adverse Effect” means, with respect to any entity or group of entities, (i) any event, change or effect that is materially adverse to the financial condition, liabilities, business, operations, results of operations of such entity and its subsidiaries, taken as a whole, or (ii) any material pending legal proceeding that results in a material impairment on the ability of Acquiror and its Subsidiaries to continue operating the business of Target, the Target Subsidiaries and the Target Related Businesses, taken as a whole, or is material and adverse to the ability of Acquiror to consummate the transactions contemplated by this Agreement provided that any adverse event, change or effect, occurrence, state of facts or development attributable to the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement (including compliance with this Agreement), (ii) events or conditions generally affecting the industry in which Target and the Target Subsidiaries or the Acquiror, as applicable, participate, the U.S. economy as a whole or the capital markets in general, (iii) any action taken or statement made by Acquiror or its Representatives; (iv) compliance with the terms of, or the taking of any action required by, this Agreement or approved by Acquiror in writing; (iv) any change in accounting requirements or principles or any change in Applicable Law or the interpretation thereof by a Government Entity; (vi) actions required to be taken under Applicable Law or Contracts; (vii) acts of terrorism or war (whether or not declared); and (viii) any adverse event, change or effect that is cured by Target or Acquiror, as applicable, prior to the Closing in the event that this Agreement has not been terminated in accordance with Section 8.1.

“Material Contract” has the meaning set forth in Section 3.16(b).

“Medicare Enrollment” means the CMS 855 enrollment forms that have been completed and filed by the Target Related Businesses under applicable Healthcare Laws.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” means an amount in cash equal to the (i) Total Purchase Price, (ii) plus the Aggregate Option Exercise Amount, and, (iii) plus or minus (as applicable) (A) the Working Capital Closing Adjustment Amount (if any), and (B) the Net Cash Closing Adjustment Amount (if any).

“Merger Sub” has the meaning set forth in the introductory paragraph.

“MSA Termination Agreement” shall mean the termination agreement entered into by and between Great Point and Target providing for the termination of the Management Services Agreement, dated August 21, 2008, by and between Great Point and Target.

“Neurowave Agreement” means the Asset Purchase Agreement by and among Biotronic West LLC and Neurowave Monitoring Inc., Paul Sowa and Mary Sowa, dated September 2, 2015.

“Net Cash” means (A) Effective Time Cash, less (B) the sum of (x) all outstanding Indebtedness of Target, the Target Subsidiaries and the Target Related Businesses as of immediately prior to the Effective Time and (y) the amount of all unpaid Target Transaction Expenses as of immediately prior to the Effective Time.

“Net Cash Closing Adjustment Amount” means either (i) a positive (i.e. upward) adjustment in the Merger Consideration in the amount by which the Estimated Net Cash is greater than $0.00, (ii) a negative (i.e. downward) adjustment in the Merger Consideration in the amount by which the Estimated Net Cash is less than $0.00, or (iii) if the Estimated Net Cash is $0.00, then $0.00.

“Net Cash Final Adjustment Amount” means either (i) a positive (i.e. upward) adjustment in the Merger Consideration in the amount by which the Final Net Cash is greater than the Estimated Net Cash; (ii) a negative (i.e. downward) adjustment in the Merger Consideration in the amount by which the Final Net Cash is less than the Estimated Net Cash; or (iii) if the Estimated Net Cash is $0.00 and the Final Net Cash is $0.00, then $0.00.

“New Plans” has the meaning set forth in Section 6.8.

“Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Recital E.

“NuWave Agreement” means the Asset Purchase Agreement by and among Biotronic Midwest, LLC, NuWave Monitoring LLC, Thomas Boecker and Grzegorz Lesiak, dated May 27, 2016.

“OCR” means the Office for Civil Rights (as applicable to matters under the jurisdiction of DHHS).

“OIG” means the Office of Inspector General (as applicable to matters under the jurisdiction of DHHS).

“Off-the-Shelf Software” means any software (other than Public Software) that is made generally and widely available to the public on a commercial basis and is licensed on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than Ten Thousand Dollars ($10,000) per license.

“Officer’s Certificate” has the meaning set forth in Section 9.3(a).

“Open License Terms” means terms applicable to a Work which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (d) imposes restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means; (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), (xii) the Microsoft Limited Public License or (xiii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

“Option Acknowledgement Form” has the meaning set forth in Section 2.6(b).

“Option Exercise Price” means, with respect to any Target Option, the exercise price per share of Target Common Stock of such Target Option.

“Option Payments” has the meaning set forth in Section 2.6(b).

“Out-of-the-Money Vested Target Option” means a Vested Target Option with an Option Exercise Price that is greater than the Per Share Consideration.

“Oversight Physician” means a physician furnished by NeuralWatch, LLC or a Target Related Business who provides Professional Monitoring Services, and has a professional and academic background, and (i) is board certified as a specialist, or currently eligible to take the board certification examination, in the field of neurology, of the American Board of Psychiatry and Neurology or the American Osteopathic Board Neurology and Psychiatry, or (ii) in special limited circumstances, is board certified in allied field of medicine (e.g., a physiatrist) with extensive experience in neuromonitoring during surgery.

“Patents” means all issued patents (including utility and design patents) and pending patent applications filed with any Registration Office, including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof and where applicable the following which have been filed with any Registration Office: invention disclosures, records of invention, certificates of invention and applications for certificates of invention and priority rights.

“Payment Agent” means Wilmington Trust, N.A.

“Pension Plan” has the meaning set forth in Section 3.24(d).

“Per Share Consideration” means the quotient of (i) the Merger Consideration divided by (ii) the Fully Diluted Shares Outstanding. In the event that the holders of Target Series A Preferred Stock and Target Series B Preferred Stock receive the Preferred Stock Preference Payment, then the “Per Share Consideration” shall apply to the remaining Securityholders, and for purposes of determining the “Per Share Consideration” the “Merger Consideration” shall be deemed to be reduced by the amount of the Preferred Stock Preference Payment. In the event that the holders of Target Series A Preferred Stock and Target Series B Preferred Stock do not receive the Preferred Stock Preference Payment, the “Per Share Consideration” shall include any Merger Consideration paid to the Target Series A Preferred Stock and Target Series B Preferred Stock in the amount each such holder of Preferred Stock would have be entitled to receive if such shares of Target Series A Preferred Stock and Target Series B Preferred Stock would have converted to Common Stock immediately prior to the Merger.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.

“Pre-Closing Tax Period” has the meaning set forth in Section 9.7.

“Preferred Escrow Amount” means the aggregate amount of the Preferred Stock Preference Payment otherwise payable to the holders of Target Series A Preferred Stock and Target Series B Preferred Stock that is used to fund the Escrow Amount, if any, which shall be the difference equal to (i) the Escrow Amount minus (ii) the Common Escrow Amount.

“Preferred Pro Rata Portion” means with respect to each holder of Target Series A Preferred Stock and Target Series B Preferred Stock, an amount equal to the quotient obtained by dividing (A) the amount of the Preferred Stock Preference Payment payable to such Securityholder by (B) the aggregate amount of the Preferred Stock Preference Payment payable to all holders of Target Preferred Stock.

“Preferred Stock Preference Payment” means the amount payable to the holders of Target Series A Preferred Stock and Target Series B Preferred Stock as set forth in Section 2(a)(i) of the Fourth Amended and Restated Certificate of Incorporation of Target.

“Professional Monitoring Services” means preoperative, intraoperative, and postoperative interpretation of the data derived from Technical Monitoring Services for patients undergoing surgery and clinical supervision of Technical Monitoring Services by an Oversight Physician.

“Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms. Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software.”

“RCRA” has the meaning set forth in Section 3.22(a)(i).

“Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.

“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

“Representative Confirmation Letter Party” means McDermott Will & Emery LLP, Kitch Drutchas Wagner Valitutti & Sherbrook PC and each other party (other than those that are employees of Target, a Target Subsidiary or any Target Related Business) that is owed at least $50,000 in Target Transaction Expenses at the Closing by Target, any Target Subsidiary or any Target Related Business.

“Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to Acquiror, from each Representation Confirmation Letter Party as to all amounts owed and to be owed by Target, any Target Subsidiary or any Target Related Business with respect to services performed by them through the Closing Date (or following the Closing Date) with respect to the transactions contemplated by the Agreement that constitute Target Transaction Expenses.

“Representatives” means officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Requisite Approval” has the meaning set forth in Recital F.

“Return” means any report, return, claim for refund, election, estimated tax filing, information return, disclosure, statement, declaration or other document supplied or required to be supplied to any government or taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment to the foregoing, and any sales and use and resale certificates.

“Section 280G Payments” has the meaning set forth in Section 6.14.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders” means the holders of Target Capital Stock and In-the-Money Vested Target Options as of immediately prior to the Effective Time.

“Securityholders’ Agent” has the meaning set forth in the introductory paragraph.

“Securityholders’ Agent Holdback Amount” means $400,000.

“Securityholders’ Agent Holdback Fund” means the fund established in accordance with Section 2.11 of this Agreement.

“Security Incident” has the meaning set forth in Section 3.31(m).

“Stockholder” means any holder of Target Capital Stock.

“Stockholder Agreement” has the meaning set forth in Recital F.

“Straddle Period” has the meaning set forth in Section 6.13(a).

“Subsidiary” means any entity in which another party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target” has the meaning set forth in the introductory paragraph.

“Target Balance Sheet” has the meaning set forth in Section 3.7.

“Target Balance Sheet Date” has the meaning set forth in Section 3.6.

“Target Business” means the operation of the business of Target, Target Subsidiaries and Target Related Businesses as currently conducted.

“Target Capital Stock” has the meaning set forth in Recital B.

“Target Common Stock” has the meaning set forth in Recital B.

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employee” has the meaning set forth in Section 6.8.

“Target Employee Plans” has the meaning set forth in Section 3.24(a).

“Target Financial Statements” has the meaning set forth in Section 3.4(a).

“Target Incentive Plan” has the meaning set forth in Section 3.5(c).

“Target Intellectual Property” means the Target Owned Intellectual Property and the Target Licensed Intellectual Property.

“Target Licensed Intellectual Property” means Intellectual Property owned by any Person other than Target, any Target Subsidiary or any Target Related Business that (i) is licensed to Target, any Target Subsidiary or any Target Related Business, (ii) for which Target, any Target Subsidiary or any Target Related Business has received from such Person a covenant not to sue or assert or other immunity from suit, or (iii) such Person has undertaken an obligation to Target, any Target Subsidiary or any Target Related Business to assert any Intellectual Property against one or more Persons prior to asserting such Intellectual Property against Target, any Target Subsidiary or any Target Related Business or an obligation to exhaust remedies as to particular Intellectual Property against one or more Persons prior to seeking remedies against Target, any Target Subsidiary or any Target Related Business.

“Target Non-Voting Common Stock” has the meaning set forth in Recital B.

“Target Option” means any option to purchase Target Common Stock.

“Target Organizational Documents” means, with respect to Target or any Target Subsidiary, the certificate of incorporation, by-laws, articles of organization, operating agreement, certificate of formation or similar governing documents of such entity.

“Target Owned Intellectual Property” means all (i) Intellectual Property solely owned by Target, any Target Subsidiary or any Target Related Business or that is purported by Target, any Target Subsidiary or any Target Related Business to be solely owned by Target, any Target Subsidiary or any Target Related Business, and (ii) Intellectual Property in which Target, any Target Subsidiary or any Target Related Business has any joint ownership interest or in which Target, any Target Subsidiary or any Target Related Business purports to have any joint ownership interest.

“Target Preferred Stock” has the meaning set forth in Recital B.

“Target Registered Intellectual Property” means all Registered Intellectual Property that is included in the Target Owned Intellectual Property.

“Target Related Business” means any professional limited liability company, professional corporation or other legal entity providing or billing Professional Monitoring Services to patients of hospitals and other facilities that has entered into a management or administrative services agreement with Target or any Target Subsidiary, all of which are identified on Schedule 1.1(d).

“Target Related Business Organizational Documents” has the meaning set forth in Section 3.1(a).

“Target Series A Preferred Stock” has the meaning set forth in Recital B.

“Target Series B Preferred Stock” has the meaning set forth in Recital B.

“Target Services” means any professional or other services provided by Target, Target Subsidiary or any Target Related Business to their customers in the ordinary course of business as currently conducted.

“Target Source Code” means the source code of all Target Technology, together with all extracts, portions and segments thereof.

“Target Subsidiary” means a Subsidiary of Target.

“Target Technology” means all Technology owned by or licensed to Target, Target Subsidiary or Target Related Business or purported to be owned by or licensed to Target, Target Subsidiary or Target Related Business that is used by or on behalf of Target, such Target Subsidiary or such Target Related Business in connection with the conduct of the Target Business.

“Target Transaction Expenses” means the Transaction Expenses owed or otherwise payable by Target, Target Subsidiary or Target Related Business in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Target Transaction Expenses shall include (i) any severance, change in control or similar payments or obligations payable to any employee or other service provider of Target, any Target Subsidiary or any Target Related Business as a result of the Merger and the transactions contemplated hereby, including the employer-portion of any withholding Taxes related thereto and to the Option Payments, (ii) any employer-portion of any employment and payroll Taxes with respect to the cancellation of or any payments made with respect to the Options or any other compensatory payments made in connection with the transactions contemplated by this Agreement, (iii) fifty percent (50%) of the Escrow Agent fees and expenses, (iv) the cost of the insurance premium for the “tail” insurance policy described in Section 6.12(b), (v) any fees, expenses or other amounts payable to Great Point at the Closing pursuant to the MSA Termination Agreement or otherwise, and (vi) any fees and expenses payable to the Securityholders’ Agent, provided however that all costs and expenses of “nose” or “tail” insurance related to medical malpractice liabilities of Target, the Target Subsidiaries and the Target Related Businesses to be purchased by Acquiror shall not be included in Target Transaction Expenses.

“Target Voting Common Stock” has the meaning set forth in Recital B.

“Target Working Capital” means $5,150,000.

“Target’s Current Facilities” has the meaning set forth in Section 3.22(b).

“Target’s Facilities” has the meaning set forth in Section 3.22(b).

“Tax” and “Taxes” have the meanings set forth in Section 3.23(a).

“Tax Benefits” has the meaning set forth in Section 9.8.

“Tax Contest” has the meaning set forth in Section 6.13(e).

“Technical Monitors” means technologists qualified to and who perform neurophysiological monitoring services for a Target Subsidiary.

“Technical Monitoring Services” means preoperative, intraoperative, and postoperative neurophysiologic monitoring services and clinical neurophysiological testing services provided by Technical Monitors.

“Technology” means all (a) tangible items constituting, disclosing or embodying any Intellectual Property, including all versions thereof and all technology from which such items were or are derived, and all (b) (i) works of authorship (including software, firmware, and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets and know how; (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, and (vi) devices, prototypes, designs, specifications and schematics.

“Third Party Claim” has the meaning set forth in Section 9.5.

“Total Purchase Price” means $98,000,000.

“Trade Secrets” means all proprietary and confidential information, including but not limited to all trade secrets within the meaning of Applicable Law.

“Trademarks” means all (i) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source (including all applications and registrations for each of the foregoing), and (ii) all goodwill associated with or symbolized by any of the foregoing.

“Transaction Expenses” means any out of pocket fee, cost, expense, payment, expenditure, or other payment obligation incurred prior to or at the Effective Time (regardless of whether such amounts have been billed or invoiced) that relates directly or indirectly to (i) the proposed disposition of all or a portion of the business of Target, any Target Subsidiary or any Target Related Business, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of Target, any Target Subsidiary or any Target Related Business, (ii) the investigation and review conducted by Acquiror and its Representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the business of Target, any Target Subsidiary or any Target Related Business, with respect to the business of Target, any Target Subsidiary or any Target Related Business (and the furnishing of information to Acquiror and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Target Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Merger, and the obtaining of any consent required to be obtained in connection with any of such transactions, or (v) the consummation of the Merger or any of the transactions contemplated by this Agreement.

“Transaction Tax Deduction” means any item of loss or deduction resulting from or attributable to (a) transaction bonuses, change in control payments, severance payments retention payments, or similar payments made by Target on or shortly prior to the Closing Date, (b) the fees, expenses, and interest (including amounts treated as interest for U.S. federal income tax purposes and any breakage fees or accelerated deferred financing fees) incurred by Target with respect to the payment of Indebtedness, and (c) the Transaction Expenses.

“Unpaid Earnouts” means the unpaid amounts that may be payable by Target or a Target Subsidiary, as applicable, pursuant to the Neurowave Agreement and NuWave Agreement as further identified and set forth on Schedule 1.1(e).

“Unpaid Seller Notes” means the promissory notes issued by Target or a Target Subsidiary, as applicable, pursuant to the Neurowave Agreement and NuWave Agreement as further identified and set forth on Schedule 1.1(f)

“Unvested Target Options” means Target Options (or portions thereof) that are not vested as of the Effective Time.

“Vested Target Options” means Target Options (or portions thereof) that are vested as of the Effective Time, including any Target Options in which the Board of Directors of Target elects to accelerate vesting immediately prior to the Effective Date in connection with this Merger.

“WARN” has the meaning set forth in Section 3.24(l).

“Work” means any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware).

“Working Capital” means the consolidated total current assets of Target, each Target Subsidiary and each Target Related Business (including all accounts receivable, notes and other receivables, advances, inventories and prepaid and other assets but excluding Tax assets, cash and cash equivalents) less all consolidated current liabilities of Target, each of the Target Subsidiaries and each of the Target Related Businesses (including all accounts payable, accrued or deferred expenses, payroll and pension liabilities, Taxes payable, customer advances, deferred revenue, and dividends payable (otherwise excluded from any Indebtedness) or other similar current obligations), but excluding Indebtedness of Target, Target Subsidiaries and Target Related Businesses and Target Transaction Expenses), in each case after eliminating intercompany accounts between any of Target, any Target Subsidiary and any Target Related Business and as determined in accordance with GAAP applied on a basis consistent with Target’s past practices. An example of the Working Capital methodology is set forth on Schedule 1.1(g).

“Working Capital Closing Adjustment Amount” means either:

(a) A positive (i.e. upward) adjustment in the Merger Consideration in the amount by which the Working Capital is greater than the Target Working Capital, subject to a minimum amount of $850,000 and maximum amount of $2,150,000; or

(b) A positive (i.e. upward) adjustment in the Merger Consideration in the amount of $850,000 if the Working Capital is less than the Target Working Capital.

“Working Capital Final Adjustment Amount” means either:

(a) A positive (i.e. upward) adjustment in the Merger Consideration in the amount by which the Working Capital is greater than the Target Working Capital, subject to a minimum amount of $850,000 and maximum amount of $2,150,000; or

(b) A positive (i.e. upward) adjustment in the Merger Consideration in the amount of $850,000 if the Working Capital is less than the Target Working Capital;

provided, however, the Working Capital Final Adjustment Amount shall be credited in the amount of the Working Capital Closing Adjustment Amount.

“Written Consent” has the meaning set forth in Recital F.

2. The Merger.

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit E (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than the second (2nd) Business Day after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof, or such other time as Acquiror and Target hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego California 92121, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”) provided that for purposes of the Closing Date, including measuring Effective Time Cash and Working Capital, the transactions contemplated hereby shall be deemed to have been consummated at 11:59 PM on the Closing Date.

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by Applicable Law; provided, however, that Acquiror may elect to change the name of the Surviving Corporation as provided in such Certificate of Incorporation of the Surviving Corporation.

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Effect on Capital Stock.

(a) Target Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

(i) Target Preferred Stock. Each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive (without interest) an amount of cash equal to the greater of (i) the Preferred Stock Preference Payment or (ii) the Per Share Consideration (calculated assuming the holders of the Target Preferred Stock converted to Common Stock), in each case, as adjusted by the Preferred Escrow Amount, as applicable, and Securityholders’ Agent Holdback Amount attributable to such share as contemplated in Sections 2.7 and 2.11 of this Agreement.

(ii) Target Common Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive (without interest) an amount of cash equal to the Per Share Consideration, as adjusted by the Common Escrow Amount and Securityholders’ Agent Holdback Amount attributable to such share as contemplated in Sections 2.7 and 2.11 of this Agreement.

(iii) Escrow Funding. For the avoidance of doubt, if the Preferred Stock Preference Payment is to be paid to the holders of Target Preferred Stock, then Escrow Amount shall be funded from proceeds otherwise payable to holders of Target Common Stock. To the extent such proceeds are not sufficient to fund the entire Escrow Amount, any additional amount required to fund the Escrow Amount in full would be funded from proceeds otherwise payable to the holders of Target Preferred Stock. All funds payable out of the Escrow to Acquiror shall first be paid out of the Common Escrow Amount and then shall be paid out of the Preferred Escrow Amount.

(b) Target Stock Options. Each Target Option, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, without any further action on the part of any holder thereof, be terminated and cancelled at the Effective Time and shall not be assumed by Acquiror, and no Target Option shall be substituted with any equivalent option or right to purchase shares of Acquiror’s common stock. Upon cancellation thereof, each In-the-Money Vested Target Option, if any, shall be converted into and represent the right to receive, subject to and in accordance with this Section 2.6(b), an amount in cash, without interest, with respect to each share of Target Common Stock underlying such In-the-Money Vested Target Option, equal to the excess of (A) the Per Share Consideration over (B) the per share exercise price of such Target Option (collectively, the “Option Payments”), as adjusted by the Applicable Portion of the Escrow Amount and Securityholders’ Agent Holdback Amount attributable to such option as contemplated in Sections 2.6, 2.7 and 2.11 of this Agreement. The amount of cash each holder of In-the-Money Vested Target Options is entitled to receive, if any, for such Target Options shall be rounded to the nearest cent and computed after aggregating cash amounts for all In-the-Money Vested Target Options held by the holder of such Target Options and will be reduced by any payroll, income tax or other withholding taxes as required by Applicable Law. Target shall, prior to the Closing, take or cause to be taken all actions, and shall obtain all consents, as may be required to effect the treatment of Target Options pursuant to this Section 2.6(b). In the event that any holder of a Target Option is entitled to any Option Payment based upon the final determination that such Target Option is an In-the-Money Vested Target Option, such holder shall have executed and delivered to Acquiror waivers on or before the Closing Date, in the form mutually agreeable to Acquiror and the Company (an “Option Acknowledgment Form”). At the Effective Time, all Unvested Target Options and Out-of-the-Money Vested Target Option shall no longer be outstanding and shall be cancelled and extinguished at the Effective Time, and each holder thereof shall cease to have any rights with respect thereto, including any present or future right to receive any portion of the Merger Consideration.

(c) Other Rights. No rights to acquire Target Capital Stock, if any, shall be assumed by Acquiror in the Merger, and at the Effective Time, any such rights shall be terminated and, other than with respect to In-the-Money Vested Target Options (which are addressed in Section 2.6(b)), the holder thereof shall have no right to the payment of any consideration therefor.

(d) Cancellation of Shares. At the Effective Time, each share of Target Capital Stock that is owned by Target or any direct or indirect wholly-owned Subsidiary of Target, and in each case not held on behalf of third parties, shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(e) Withholding. Acquiror and Target shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amount as is required to be deducted and withheld pursuant to any Applicable Law. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Entities, such deducted and withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(g) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a holder who has demanded and perfected such holder’s right for appraisal of such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into the Per Share Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Target

Capital Stock, and the Securityholders’ Agent shall have the right to direct all negotiations and proceedings with respect to such demand; provided, that Securityholders’ Agent shall keep the Acquiror reasonably informed with respect to any such negotiations or proceedings. Target agrees that, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (“Dissenting Stockholder”) who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, the Paying Agent shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing shares of Target Capital Stock, the portion of the Merger Consideration to which such stockholder would otherwise be entitled under this Section 2.6 and the Certificate of Merger less the portion of the Merger Consideration allocable to such stockholder that has been withheld as part of the Escrow Amount and Securityholders’ Agent Holdback Amount, in respect of such shares of Target Capital Stock pursuant to Section 2.11 hereof.

2.7 Payment Schedule. At the Closing, Target shall deliver to Acquiror, the Representative Confirmation Letters, the Employee Confirmation Letters and a definitive closing payment schedule (the “Closing Payment Schedule”), certified by the Chief Executive Officer of Target, in the form set forth in Schedule 2.7, and setting forth:

(a) the name of each Stockholder and the number, class and series of shares of Target Capital Stock held by such Stockholder immediately prior to the Effective Time, including, in the case of outstanding shares, the respective certificate numbers, and with respect to each such certificate representing shares of Target Capital Stock, the aggregate Per Share Consideration payable to such Stockholder (or, in the event that a holder of Target Preferred Stock is to receive the Preferred Stock Preference Payment, such Preferred Stock Preference Payment amount payable to such holder of Target Preferred Stock), and each Securityholder’s Applicable Portion of the Escrow Amount and the Securityholders’ Agent Holdback Amount (which may be subject to adjustment if amounts are paid to holders of Target Preferred Stock pursuant to Section 2.13(d));

(b) (A) the name of each holder of Target Options, (B) the number of In-the-Money Vested Target Options, Out-of-the-Money Vested Target Options and Unvested Target Options held by such holder immediately prior to the Effective Time, (C) the respective Option Exercise Prices of such Target Options, (D) with respect to In-the-Money Vested Target Options, the amount of the Option Payment such holder is entitled to receive, (E) the Tax status of each Target Option under Section 422 of the Code and any applicable Tax withholding amounts related to the payment of each Option Payment for any In-the-Money Vested Target Options, (F) the vesting status with respect to each Target Option, and (G) with respect to In-the-Money Vested Target Options, such holder’s Applicable Portion of the Escrow Amount and the Securityholders’ Agent Holdback Amount;

(c) each Securityholder’s Applicable Portion, expressed as a percentage;

(d) the calculation of the Aggregate Option Exercise Amount, the Preferred Stock Preference Payment, the Estimated Net Cash, Estimated Working Capital, Fully Diluted Shares Outstanding, Indebtedness, Merger Consideration, Net Cash Closing Adjustment Amount, Per Share Consideration, Target Transaction Expenses and Working Capital Closing Adjustment Amount;

(e) the amount of Indebtedness of Target, Target Subsidiaries and Target Related Businesses, including a breakdown by Person of amounts owed by Target and wire transfer instructions for each such Person to be paid at Closing;

(f) the amount of unpaid Target Transaction Expenses, including a breakdown by Person of amounts owed by Target and wire transfer instructions for each such Person to be paid at Closing.

2.8 Surrender of Certificates.

(a) Payment Agent. The Payment Agent shall act as payment agent in the Merger pursuant to the Paying Agent Agreement in substantially the form agreed to by Acquiror and the Payment Agent (subject to the review and approval of Target not to be unreasonably withheld, delayed or conditioned).

(b) Acquiror to Provide Cash. At the Closing, Acquiror shall deliver to the Payment Agent by wire transfer cash in an amount sufficient to permit the payment of the Merger Consideration to be paid pursuant to Sections 2.6(a) and 2.6(b) in exchange for all shares of Target Capital Stock and for the cancellation of outstanding In-the-Money Vested Target Options, if any, held by Persons that are not employees of Target, Target Subsidiaries or Target Related Businesses as of immediately prior to the Effective Time, in each case outstanding immediately prior to the Effective Time, less the Escrow Amount to be deposited with the Escrow Agent by Acquiror and the Securityholders’ Agent Holdback Amount to be paid by Acquiror to the Securityholders’ Agent pursuant to the requirements of Section 2.11. With respect to In-the-Money Vested Target Options held by Persons that are employees of Target, Target Subsidiaries or Target Related Businesses as of immediately prior to the Effective Time, if any, such Persons’ Option Payments shall be paid in the Surviving Corporation’s next reasonably practicable payroll. On or prior to the first Business Day following the Closing Date, the Payment Agent shall deliver to holders of at least a majority of the Target Capital Stock, and in any case, each holder of Target Capital Stock holding more than ten percent (10%) of the Target Capital Stock, by wire transfer cash in an amount equal to the portion of the Merger Consideration payable to such holder pursuant to Sections 2.6(a) and 2.6(b) in exchange for shares of Target Capital Stock. All amounts payable pursuant to Section 2.6(a) and 2.6(b) shall be paid by the Paying Agent to all other holders of Target Capital Stock within two (2) Business Days of Closing. Acquiror shall be responsible for, and shall indemnify the Securityholders for all Damages resulting from, the failure of the Payment Agent to make any payments at the time required under this Agreement or any breach by the Paying Agent of any of its other obligations under this Agreement or the Paying Agent Agreement.

(c) Exchange Procedures. Target shall on or prior to the second (2nd) Business Day after the date hereof, mail or otherwise deliver to each holder of record of Target

Capital Stock, whose shares are to be converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.6, (i) the Written Consent; and (ii) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Payment Agent) in the form attached hereto as Exhibit F, which form includes details describing the Agreement and the transactions contemplated hereby and instructions for use in effecting the surrender of the certificate or certificates (the “Certificates”) that immediately prior to the Effective Time shall represent outstanding shares of Target Capital Stock in exchange for the applicable portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in cash equal to the portion of the Merger Consideration that such holder has the right to receive pursuant to this Section 2, less such portion of the Merger Consideration to be deposited by Acquiror with the Escrow Agent and Securityholders’ Agent with respect to the Securityholders’ Agent Holdback Amount on such holder’s behalf pursuant to Section 2.11 hereof. The Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes to evidence the right to receive the portion of the Merger Consideration which shall be issued for such Target Capital Stock.

(d) Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Capital Stock thereafter on the records of Target.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.8, neither the Payment Agent nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Dissenting Shares. The provisions of this Section 2.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Securityholders’ Agent under this Section 2.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.

2.9 No Further Ownership Rights in Target Capital Stock. The applicable portion of the Merger Consideration delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock (other than rights contemplated by this Agent) and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such applicable portion of the Merger Consideration as may be required pursuant to Section 2.6; provided, however, that the Payment Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Payment Agent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Escrow and the Securityholders’ Agent Holdback.

(a) On the Closing Date, Acquiror shall deposit the Escrow Amount with the Escrow Agent for the purpose of securing the obligations of the Securityholders under Section 9 of this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) On the Closing Date, the Securityholders’ Agent Holdback Amount shall be transferred by Acquiror to the Securityholders’ Agent for the benefit of the Securityholders to be held in a separate account for such purpose. The Securityholders’ Agent Holdback Fund shall be available solely to reimburse Securityholders’ Agent for any costs and expenses reasonably and actually incurred by Securityholders’ Agent in connection with the transactions contemplated hereby and the administration of its duties and the fulfillment of its obligations hereunder (including payment of any required adjustments in connection with the calculation of the Final Net Cash and the Final Working Capital), and shall be released to Securityholders and Securityholders’ Agent, as the case may be, pursuant to the terms of this Section 2.11(b). The Securityholders’ Agent Holdback Amount that remains held and has not been released may be released to the Securityholders at any time at the Securityholders’ Agent’s discretion. Any amount payable to a Securityholder pursuant to this Section 2.11(b) shall be allocated among (and payable to) the Securityholders in accordance with how such funds would have been distributed if such funds had been included as part of the Merger Consideration and distributed pursuant to Section 2.6. Any amounts released from the Securityholders’ Agent Holdback Fund shall be distributed to the Securityholders directly by the Securityholders’ Agent provided that amounts payable to employees that are holders of In-the-Money Vested Target Options, if any, shall be paid in accordance with this Agreement. Neither the Acquiror, the Surviving Corporation nor Target shall have any liability related to the use, distributions or release of any of the Securityholders’ Agent Holdback Amount. The Securityholders’ Agent or the Securityholders shall incur all costs and fees of, or associated with the use of, the Securityholders’ Agent Holdback Fund, shall be responsible for any actions taken or failed to be taken by the Securityholders’ Agent in connection with the Securityholders’ Agent Holdback Fund, and the use of the Securityholders’ Agent Holdback Amount shall in no way impact or increase any obligations or liability of the Acquiror, the Surviving Corporation or Target.

(c) The adoption of this Agreement and the approval of the Merger by the Stockholders shall constitute approval of the Escrow Agreement, the Securityholders’ Agent Holdback Amount and of all of the arrangements related thereto, including the placement of the Escrow Fund in escrow and the appointment of the Securityholders’ Agent.

2.12 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.13 Adjustments.

(a) At least three (3) Business Days prior to the Closing Date, Target shall deliver to Acquiror (A) a certificate signed by the Chief Executive Officer of Target (the “Estimated Closing Certificate”) in the form attached hereto as Schedule 2.13(a) setting forth (x) the Estimated Working Capital and the Working Capital Closing Adjustment Amount as of the Closing Date calculated in accordance with Section 0 and (y) the Estimated Net Cash and Estimated Net Cash Closing Amount as of the Closing Date, each of which shall have been prepared in accordance with GAAP applied on a basis consistent with Target’s past practices. The Estimated Closing Certificate shall be used to make any preliminary adjustment to the Merger Consideration on the Closing Date based on the Working Capital Closing Adjustment Amount and the Net Cash Closing Adjustment Amount.

(b) Within ninety (90) days after the Closing Date, Acquiror shall prepare and deliver to the Securityholders’ Agent a certificate setting forth, in reasonable detail, its calculation of the Final Working Capital and Final Net Cash and the Working Capital Final Adjustment Amount and the Net Cash Final Adjustment Amount as of the Closing Date (the “Closing Certificate”), which shall be prepared in accordance with GAAP applied on a basis consistent with Target’s past practices.

(c) The Securityholders’ Agent shall have thirty (30) days from the date on which the Closing Certificate have been delivered to it to raise any objection(s) to the Closing Certificate, by delivery of written notice to Acquiror setting forth such objection(s) in reasonable detail (the “Disputed Items”). In connection with the review of the Closing Certificate and the resolution of any Disputed Items Securityholders’ Agent shall be afforded reasonable access to the books and records of the Surviving Corporation, the Target Subsidiaries and the Target Related Businesses, the financial information used to prepare the Closing Certificate, including, but not limited to, all of the reports, notes and analyses used in the preparation of the Closing Certificate and the VP, Corporate Controller of Finance of Acquiror provided that access does not unreasonably interfere with such person’s job responsibilities. In the event that the Securityholders’ Agent shall not deliver any such objection(s) with respect to the Closing Certificate within such thirty (30)-day period, then the Closing Certificate shall be deemed final for purposes of this Section 2.13. In the event that any such objection(s) are so delivered, the Closing Certificate shall be deemed not final and Acquiror and the Securityholders’ Agent shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within thirty (30) days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items to the Independent Accounting Firm. Acquiror and the Securityholders’ Agent shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items requested by the Independent Accounting Firm to the extent available to Acquiror or its Representatives or the Securityholders’ Agent or its Representatives. Acquiror and the Securityholders’ Agent shall be afforded the opportunity to present to the Independent Accounting Firm material related to the Disputed Items and to discuss the issues with the Independent Accounting Firm; provided, that any materials so provided to the Independent Accounting Firm shall also simultaneously be made available to the other disputing party hereto and both Parties are present during any discussions of such materials. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Acquiror and the Securityholders’ Agent within thirty (30) days after the submission of the Disputed Items to the Independent Accounting Firm, shall be final, binding and conclusive on Acquiror, the Securityholders’ Agent and the Securityholders. The fees and expenses of the Independent Accounting Firm shall be split equally between Acquiror and the Securityholders’ Agent. Target’s Final Working Capital and Final Net Cash reflected in the Closing Certificate, as revised to reflect the resolution of any and all disputes by Acquiror and the Securityholders’ Agent and/or the Independent Accounting Firm, shall be deemed to be the “Final Working Capital” and “Final Net Cash”, respectively.

(d) At such time as the Closing Certificate shall become final in accordance with Section 2.13(c), the Estimated Working Capital shall be compared to the Final Working Capital, and the Estimated Net Cash shall be compared to the Final Net Cash and the Working Capital Final Adjustment Amount and Net Cash Final Adjustment Amount shall be determined. Any Working Capital Final Adjustment Amount or Net Cash Final Adjustment Amount shall be deemed to be an adjustment to the Merger Consideration. In the event that such final determinations result in a net amount owed by the Securityholders to Acquiror, the Securityholders shall pay to Acquiror an amount equal to such deficiency. Any payment to be made by the Securityholders pursuant to this Section 2.13(c) shall be made, within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to Section 2.13(c), by release of such amount from the Escrow Fund in proportion to each Securityholder’s Applicable Portion set forth on the Closing Payment Schedule. In the event that such final determinations result in a net amount owed by Acquiror to the Securityholders, then Acquiror shall deposit the amount of such excess with the Payment Agent within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to Section 2.13(c), and the Payment Agent shall pay such amount to the Securityholders in accordance with how such funds would have been distributed if such funds had been included as part of the Merger Consideration and distributed pursuant to Section 2.6; provided that Acquiror shall cause any payments to be made with respect to Securityholders who were holders of In-the-Money Vested Target Options who were employed by Target, Target Subsidiaries or Target Related Businesses as of immediately prior to the Effective Time in the next reasonably practicable payroll.

3. Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”). The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered Section of the Target Disclosure Schedule shall qualify only the corresponding subsection in this Section 3 (except to the extent disclosure in any numbered and lettered Section of the Target Disclosure Schedule is specifically cross-referenced in another numbered and lettered Section of the Target Disclosure Schedule or if the applicability of any such disclosure to another numbered or lettered Section is reasonably apparent from the face of such disclosure).

3.1 Organization, Standing and Power; Subsidiaries.

(a) Target, each Target Subsidiary and each Target Related Business is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Material Adverse Effect on Target. Target has made available or delivered to Acquiror a true and correct copy of (i) the Target Organizational Documents; and (ii) the formation and governance documents of each Target Related Business, each as amended to date (the “Target Related Business Organizational Documents”), and each as so made available or delivered is in full force and effect. Neither Target, any Target Subsidiary nor any Target Related Business is in material violation of any of the provisions of its Target Organizational Documents or Target Related Business Organizational Documents, as applicable. Section 3.1(a) of the Target Disclosure Schedule sets forth (i) all jurisdictions in which Target, any Target Subsidiary or any Target Related Business is qualified, authorized, registered or licensed to do business as a foreign corporation or other legal entity; and (ii) each of the officers and directors of Target.

(b) Section 3.1(b) of the Target Disclosure Schedule sets forth a complete list of all of the Target Subsidiaries (including the equity ownership thereof) and each of the officers and directors of such Target Subsidiaries. Except as set forth on Section 3.1(b) of the Target Disclosure Schedule, neither Target, any Target Subsidiary nor any Target Related Business directly or indirectly owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(c) Section 3.1(c) of the Target Disclosure Schedule sets forth a complete list of all of the Target Related Businesses and each of the officers and directors of such Target Related Businesses. No person or entity owns any equity or similar ownership interest in any Target Related Business except Dr. Soe Aung, who is the sole owner of all Target Related Businesses.

3.2 Authority.

(a) Target has all requisite corporate power and authority to enter into this Agreement and subject to adoption by the Stockholders of this Agreement and approval by the Stockholders of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target subject to adoption by the Stockholders of this Agreement and the Merger. The affirmative vote of the Stockholders providing for the Requisite Approval is the only approval necessary of the holders of Target Capital Stock to approve and adopt this Agreement and the transactions contemplated hereby, and no other vote or consent of the holders of Target Capital Stock is necessary under Delaware Law or the Target Organizational Documents. The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is advisable, and (iii) recommended that the stockholders of Target approve this Agreement and the Merger, and such approval, determination and recommendation has not been rescinded and otherwise remains in effect as of the Closing.

(b) This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not materially conflict with, or result in any material violation of, or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Target Organizational Documents or Target Related Business Organizational Documents; or (ii) any Material Contract, material permit, mortgage, indenture, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target, any Target Subsidiary or any of their respective properties or assets, except, in the case of clause (ii), for such conflicts, violations, defaults, rights of termination, cancellation or acceleration arising as a result of Target not obtaining a Contract Consent or as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.

3.3 Governmental Authorization.

(a) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, regulatory or administrative agency or commission or other federal, state, county, local, municipal, or other governmental authority or other instrumentality of the United States or other territory (“Governmental Entity”) is required by or with respect to Target, any Target Subsidiary or any Target Related Business in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 2.2 hereof; (ii) such other consents, authorizations, filings, orders, approvals, registrations or declarations which, if not obtained or made, would not be reasonably expected to have a Material Adverse Effect on Target and would not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement; and (iii) such consents that are related to or arise as a result of Buyer being a party to this Agreement or the transactions contemplated by this Agreement.

(b) Target has obtained (or in the case of a Target Related Business, that Target Related Business has obtained) each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Target’s, any Target Subsidiary’s or any Target Related Business’ business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations would not reasonably be expected to have a Material Adverse Effect on Target.

3.4 Financial Statements.

(a) Section 3.4 of the Target Disclosure Schedule sets forth audited financial statements on a consolidated basis for the fiscal years ended December 31, 2014 and 2015, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the four-month period ended April 30, 2016 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target, Target Subsidiaries and Target Related Businesses as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.

(b) Target, each Target Subsidiary and each Target Related Business maintains internal accounting controls sufficient to provide reasonable assurance that transactions are executed with management’s general or specific authorizations and transactions are recorded as necessary to permit preparation of financial statements in conformance with GAAP. Neither Target, any Target Subsidiary nor any Target Related Business is party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(c) Section 3.4(c) of the Target Disclosure Schedule contains a list of all Indebtedness of Target, each Target Subsidiary and each Target Related Business, including the outstanding principal amount of such Indebtedness (or, in the case of the Unpaid Seller Notes, the maximum payment amounts for such Unpaid Seller Notes) as of the date hereof.

3.5 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Target consists of (i) 300,000 shares of Target Common Stock, par value $0.001 per share, (A) 280,000 shares of which are designated as Target Voting Common Stock, 14,150 of which are issued and outstanding; and (B) 20,000 shares of which are designated as Target Non-Voting Common

Stock, 4,580.50 shares of which are issued and outstanding, and (ii) 150,000 shares of preferred stock, par value $0.001 per share, (A) 100,000 shares of which are designated as Target Series A Preferred Stock, 85,000 of which are issued and outstanding; and (B) 25,000 shares of which are designated as Target Series B Preferred Stock, 17,562.89 shares of which are issued and outstanding. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Target Organizational Documents, the Target Related Business Organizational Documents, or any Contract to which Target, any Target Subsidiary or any Target Related Business is a party or by which Target, Target Subsidiary or Target Related Business is bound, except for the BNN Holdings Corp. Stockholders’ Agreement, as amended.

(b) Section 3.5(b) of the Target Disclosure Schedule sets forth, as of the date hereof, with respect to each Stockholder: (i) the number, class and series of shares of Target Capital Stock that such Person holds of record and (ii) the number of shares of Target Common Stock that would be owned by such Person assuming conversion of all shares of Target Preferred Stock so owned by such Person after giving effect to all applicable anti-dilution and similar adjustments.

(c) There are 15,731 shares of Target Common Stock reserved for issuance under Target’s 2008 Non-Qualified Stock Option Plan (the “Target Incentive Plan”), of which 8,100.59 shares were subject to outstanding options, 7,630.41 shares have been reserved for future option or stock grants and as of the date hereof, 91 shares have been issued upon the exercise of options issued pursuant to the Target Incentive Plan. No other stock option plan or other equity based compensation plan is currently in effect, and there are no shares of Target Capital Stock reserved for issuance under any other equity based compensation plan. Section 3.5(c) of the Target Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding Target Options, whether or not granted under the Target Incentive Plan, including: (i) the number of shares of Target Common Stock subject to each such option, (ii) the number of shares which are vested, (iii) the number of shares which are unvested, (iv) the date of grant, (v) the exercise price per share, (vi) such Person’s employment status/relationship to Target, (vii) whether such option is an Incentive Stock Option or Non-Qualified Stock Option, and (viii) the plan from which such option was granted. In addition, Section 3.5(c) of the Target Disclosure Schedule sets forth a true, correct and complete list (which list shall be a subset of the list set forth in Section 3.5(c) of the Target Disclosure Schedule) of all holders of outstanding Target Options that, as of the date hereof, are held by Persons that are not employees of Target, any Target Subsidiary or any Target Related Business (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons).

(d) Target has made available or delivered to Acquiror true and complete copies of each Target Option. All shares of Target Capital Stock issuable upon exercise of the Target Options will be, if and when issued pursuant to the respective terms of such option agreements, duly authorized, validly issued, fully paid and nonassessable. No Target Options are In-the-Money Target Options. Except for the Target Options and the rights created pursuant to this Agreement, there are no other options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which Target, any Target Subsidiary or any Target Related Business is a party or by which Target, Target Subsidiary or Target Related Business is bound, obligating Target, any Target Subsidiary or any Target Related Business to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or shares or other equity interests in any Target Subsidiary or Target Related Business, except among one another, or obligating Target, any Target Subsidiary or any Target Related Business to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(e) Except for this Agreement, the BNN Holdings Corp. Stockholders’ Agreement, as amended, and the Target Options, there are no contracts, commitments or agreements relating to voting, purchase or sale of Target Capital Stock (i) between or among Target, any Target Subsidiary or any Target Related Business; and (ii) to Target’s Knowledge, between or among any of the Stockholders.

(f) All shares of outstanding Target Capital Stock and rights to acquire Target Capital Stock were issued in compliance with all applicable federal and state securities laws.

(g) Except as set forth on Section 3.5(g) of the Target Disclosure Schedule, there are no, and at the Effective Time there will not be, accrued or unpaid dividends on shares of Target Capital Stock.

(h) All of the information contained in the Closing Payment Schedule (other than items subject to review and any adjustment pursuant to Section 2.13) will be accurate and complete immediately prior to the Effective Time, and, except as set forth on the Closing Payment Schedule, no other holder of Target Capital Stock or options, warrants or other rights convertible into Target Capital Stock shall have any right, title or claim to any Merger Consideration. The allocation of the Merger Consideration as set forth in the Closing Payment Schedule complies and is in accordance with the Target Organizational Documents and Delaware Law.

(i) Except as set forth in Section 3.5(i) of the Target Disclosure Schedule: (i) none of the outstanding shares of Target Capital Stock or shares or equity interests of any Target Subsidiary or Target Related Business are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding shares of Target Capital Stock or shares or equity interests of any Target Subsidiary or Target Related Business are subject to any right of repurchase or first refusal or similar right in favor of Target or, to Target’s Knowledge, of any third party; and (iii) there are no agreements or arrangements (other than this Agreement) relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Capital Stock or shares or equity interests of any Target Subsidiary or any Target Related Business, in each case, pursuant to a Contract to which Target is a party, or of which Target otherwise has Knowledge.

(j) As of the Closing, all Target Options or other rights to acquire shares of Target Capital Stock, if any, shall have been terminated and of no further force or effect (except as provided in this Agreement).

3.6 Absence of Certain Changes. Since April 30, 2016 (the “Target Balance Sheet Date”), Target, each Target Subsidiary and each Target Related Business have conducted its respective business in all material respects in the ordinary course consistent with past practice and except as set forth on Section 3.6 of the Target Disclosure Schedule there has not occurred:

(a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Target, the Target Subsidiaries and the Target Related Businesses taken as a whole;

(b) any acquisition, sale or transfer of any material asset of Target, any Target Subsidiary or any Target Related Business other than in the ordinary course of business and consistent with past practice;

(c) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target, any Target Subsidiary or any Target Related Business or any revaluation by Target, any Target Subsidiary or any Target Related Business of any of its respective assets;

(d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target, any Target Subsidiary or any Target Related Business of any shares of capital stock or equity interest of Target, any Target Subsidiary or any Target Related Business;

(e) any Material Contract entered into by Target, any Target Subsidiary or any Target Related Business, other than in the ordinary course of business or any material amendment (other than in the ordinary course of business and as provided to Acquiror) or termination of, or material default under, any Material Contract to which Target, any Target Subsidiary or any Target Related Business is a party or by which Target, any Target Subsidiary or any Target Related Business is bound;

(f) any amendment or change to the Target Organizational Documents or Target Related Business Organizational Documents;

(g) any increase in or modification of the compensation or benefits payable or to become payable by Target, any Target Subsidiary or any Target Related Business to any director, officer or employee of Target, any Target Subsidiary or any Target Related Business other than those that are in the ordinary course of business consistent with past practices; or

(h) any agreement by Target, any Target Subsidiary or any Target Related Business to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

3.7 Absence of Undisclosed Liabilities. Neither Target, any Target Subsidiary nor any Target Related Business has any material obligations or liabilities of the type that would be reflected on a balance sheet prepared in accordance with GAAP (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the consolidated balance sheet of Target as of the Target Balance Sheet Date (the “Target Balance Sheet”); (b) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP; (c) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; (d) those incurred in connection with the execution of this Agreement and the transactions contemplated hereby; (e) performance obligations under contracts; and (f) those described in any Section of the Target Disclosure Schedule.

3.8 Litigation. There is no Legal Proceeding pending, or to the Knowledge of Target threatened, nor to the Knowledge of Target, is there any investigation pending against Target, any Target Subsidiary any Target Related Business or any of their respective properties or any officer or director of Target, any Target Subsidiary or any Target Related Business (in their capacities as such). There is no outstanding judgment, injunction, decree or order against Target, any Target Subsidiary or, to Target’s Knowledge, any of director or officer of Target, any Target Subsidiary or any Target Related Business (in their capacities as such).

3.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target, any Target Subsidiary or any Target Related Business that prohibits Target, any Target Subsidiary or any Target Related Business from competing in any specified line of business or geographic region.

3.10 Intellectual Property.

(a) Target Intellectual Property Rights.

(i) Disclosure of Certain Intellectual Property. Section 3.10(a)(i) of the Target Disclosure Schedule is a complete and accurate list of: (A) all Target Registered Intellectual Property, grouped by Patents (including withdrawn, lapsed, abandoned or expired Patents), Trademarks, Copyrights, and domain names; and (B) all other material Target Owned Intellectual Property (other than Trade Secrets), including common law Trademarks; and setting forth for each of the foregoing as applicable, the nature of the right and the title held, application number, filing date, jurisdiction, and registration number for each such item of Target Registered Intellectual Property.

(ii) Enforceability; No Challenges. Each item of Target Registered Intellectual Property is subsisting and in good standing, and to the Knowledge of Target valid and enforceable. Neither Target, any Target Subsidiary nor any Target Related Business has misrepresented, or failed to disclose, any facts or information in any application for any Target Registered Intellectual Property that would constitute fraud, misrepresentation or other inequitable conduct and to Target’s Knowledge there are no such facts or information or that would otherwise adversely affect the validity or enforceability of any Target Registered Intellectual Property. With respect to each item of Target Registered Intellectual Property and each item of Target Licensed Intellectual Property that has been registered with a Registration

Office and is exclusively licensed to Target, any Target Subsidiary or any Target Related Business, neither Target, any Target Subsidiary nor any Target Related Business has received written notice of any inventorship challenge, opposition, cancellation, re-examination, interference, invalidity, unenforceability or other action or proceeding before any Registered Office relating to such Intellectual Property since January 1, 2011.

(iii) Proper Filing. With respect to each item of Target Registered Intellectual Property and to the Knowledge of Target each item of Target Licensed Intellectual Property that has been registered with a Registration Office and is exclusively licensed to Target, any Target Subsidiary or any Target Related Business, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes have been paid, and all necessary documents and certificates have been filed with all relevant Registration Offices for the purposes of maintaining such Intellectual Property, in each case in accordance with Applicable Law. Section 3.10(a)(iii) of the Target Disclosure Schedule is a complete and accurate list of all actions that must be taken by Target, any Target Subsidiary or any Target Related Business within one hundred twenty (120) days of the Closing Date with respect to any of the Target Owned Intellectual Property, including payment of any filing, examination, registration, maintenance, renewal and other fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property, in each case in accordance with Applicable Law.

(iv) Copyrights and Trademarks. With respect to all Copyrights, Trademarks and domain names included in the Target Registered Intellectual Property and all Copyrights, Trademarks and domain names that have been registered with a Registration Office and are exclusively licensed to Target, any Target Subsidiary or any Target Related Business, each such item has not lapsed, expired or been abandoned. With respect to such Trademarks, Target and the applicable Target Subsidiary or Target Related Business has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain such Trademarks and the full value of and goodwill associated with such Trademarks.

(v) Patents. With respect to all Patents included in the Target Registered Intellectual Property, all Patents that have been filed or registered with a Registration Office and are exclusively licensed to Target, any Target Subsidiary or any Target Related Business, and all issued Patents or pending applications for Patents for which Target, any Target Subsidiary or any Target Related Business had or has the right to prosecute and/or maintain the Patents, review and/or comment on any such Patent, or correspond with the applicable Registration Office regarding such Patents, in each case (A) such Patents have been prosecuted in good faith, (B) such Patents are not subject to any terminal disclaimer, (C) such Patents disclose patentable subject matter, and (D) Target, the applicable Target Subsidiary or Target Related Business and their patent counsel have complied with their duty of candor and disclosure to all Registration Offices with respect to such Patents and have made no misrepresentations in connection with the prosecution or maintenance of such Patents.

(vi) Trade Secrets. Target, each Target Subsidiary and each Target Related Business have taken reasonable measures and precautions to protect and maintain the confidentiality of all Trade Secrets included in the Target Intellectual Property. Neither

Target, any Target Subsidiary nor any Target Related Business has disclosed any Trade Secrets in which Target, any Target Subsidiary or any Target Related Business has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret not owned by Target, Target Subsidiary or Target Related Business has been pursuant to the terms of a written agreement between Target or the applicable Target Subsidiary or Target Related Business and the owner of such Trade Secret, or is otherwise lawful. Since January 1, 2011, neither Target, any Target Subsidiary nor any Target Related Business has received any written notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Target Intellectual Property. No Person that has received any Trade Secrets from Target, any Target Subsidiary or any Target Related Business has refused to provide to Target, such Target Subsidiary or such Target Related Business, after Target’s, such Target Subsidiary’s or such Target Related Business’ request therefor, a certificate of return or destruction of any documents or materials containing such Trade Secrets.

(b) Ownership of and Right to Use Target Intellectual Property; No Encumbrances.

(i) Target or the applicable Target Subsidiary or Target Related Business is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all Encumbrances, all Target Owned Intellectual Property, and all Target Technology (except for Copyrights in Off-the-Shelf Software and Technology licensed to Target, Target Subsidiary or Target Related Business on a non-exclusive basis and set forth in Section 3.10(b) of the Target Disclosure Schedule). Target or the applicable Target Subsidiary or Target Related Business has the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of Target Owned Intellectual Property. Neither Target, any Target Subsidiary nor any Target Related Business has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property to any Person, or permitted the rights of Target, any Target Subsidiary or any Target Related Business in any Target Intellectual Property to enter into the public domain.

(ii) Target or the applicable Target Subsidiary or Target Related Business has a valid, legally enforceable right to use, license, practice and otherwise exploit all Target Licensed Intellectual Property and all other Intellectual Property used by Target, such Target Subsidiary or such Target Related Business. The Target Intellectual Property constitutes all of the Intellectual Property used in the conduct of the Target Business as currently conducted. All Target Licensed Intellectual Property (including any interest therein acquired through a license or other right to use, but excluding any Off-the-Shelf Software) to Target’s Knowledge, is free and clear of Encumbrances and Target has not received any notice that any portion of the Target Licensed Intellectual Property is subject to any Encumbrance.

(c) Agreements Related to Target Intellectual Property.

(i) Disclosure of Outbound Licenses. Section 3.10(c)(i) of the Target Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which Target or any Target Subsidiary granted or is required to grant to any Person a license or other right to any Intellectual Property, including any covenant not to assert or sue or other immunity from suit. Section 3.10(c)(i) of the Target Disclosure Schedule indicates which Contracts listed therein contain any license grant by the Target, any Target Subsidiary or any Target Related Business to any Patent.

(ii) Disclosure of Inbound Licenses. Section 3.10(c)(ii) of the Target Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which any Person granted or is required to grant to Target, any Target Subsidiary or any Target Related Business a license or other right to any Intellectual Property (other than Off-the-Shelf Software), including any covenant not to assert or sue or other immunity from suit. Section 3.10(c)(ii) of the Target Disclosure Schedule indicates which Contracts listed therein contain any license grant to Target, any Target Subsidiary or any Target Related Business to any Patent.

(iii) Disclosure of Other Intellectual Property Agreements. Section 3.10(c)(ii) of the Target Disclosure Schedule is a complete and accurate list, grouped by subsection, of all Contracts as follows: (A) regarding joint development of any products, Target Services or Technology; (B) by which Target, any Target Subsidiary or any Target Related Business grants, granted or is required to grant any ownership right or title to any Intellectual Property, (C) by which Target, any Target Subsidiary or any Target Related Business is assigned or granted an ownership interest in any Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to Target, Target Subsidiary or Target Related Business ownership of Intellectual Property developed in the course of providing services to Target, Target Subsidiary or Target Related Business); (D) under which Target, any Target Subsidiary or any Target Related Business grants or receives an option or right of first refusal or negotiation relating to any Intellectual Property; (E) except for Target Source Code for any Target Licensed Intellectual Property, under which any Person is granted any right to access Target Source Code or to use Target Source Code; (F) pursuant to which Target, any Target Subsidiary or any Target Related Business has deposited or is required to deposit with an escrow agent or any other Person the Target Source Code or other Technology or the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of the Target Source Code; and (G) limiting Target’s, a Target Subsidiary’s or a Target Related Business’ ability to transact business (including to provide services) in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of any Target Services, Technology or Intellectual Property, including any covenant not to compete.

(iv) Royalties. Except as set forth in Section 3.10(c)(iv) of the Target Disclosure Schedule, neither Target, any Target Subsidiary nor any Target Related Business has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property (or any tangible embodiment thereof) or using, selling, offering for sale or distributing any Target Services.

(v) Indemnification. Except as set forth in Section 3.10(c)(v) of the Target Disclosure Schedule, neither Target, any Target Subsidiary nor any Target Related Business has entered into any Contract to defend, indemnify or hold harmless any Person against any charge of infringement of any Intellectual Property.

(vi) No Breach. None of Target, any Target Subsidiary, any Target Related Business or to Target’s Knowledge any other Person is in material breach of any Contract described in this Section 3.10(c) and neither Target, any Target Subsidiary nor any Target Related Business has notified any Person in writing and no Person has provided written notification to Target, any Target Subsidiary or any Target Related Business of any such breach.

(vii) No Affiliate Licenses. There are no Contracts pursuant to which Target, any Target Subsidiary or any Target Related Business granted or is required to grant to any Person any rights under the Intellectual Property of any Affiliate of Target (other than Intellectual Property owned or controlled by Target or by a Target Subsidiary or Target Related Business as of the Closing Date).

(d) Public Software. Schedule 3.10(d) of the Target Disclosure Letter identifies all Public Software used in the conduct of the Target Business, describes the manner in which such Public Software was used (such description shall include whether (and, if so, how) the Public Software was modified and/or distributed by the Target, any Target Subsidiary or any Target Related Business) and identifies the licenses under which such Public Software used. Target, each Target Subsidiary and each Target Related Business is in compliance with the terms and conditions of all licenses for the Public Software. Neither Target, any Target Subsidiary nor any Target Related Business has (i) incorporated Public Software into, or combined Public Software with, the Target Owned Intellectual Property or Target Technology owned by Target, any Target Subsidiary or Target Related Business, (ii) distributed Public Software in conjunction with any Target Owned Intellectual Property or Target Technology owned by Target, any Target Subsidiary or Target Related Business or (iii) used Public Software, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, obligations for Target, any Target Subsidiary or any Target Related Business with respect to any Target Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Intellectual Property of Target (including using any Public Software that require, as a condition of use, modification and/or distribution of such Public Software that other software incorporated into, derived from or distributed with such Public Software be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).

(e) No Third Party Rights in Target Intellectual Property. Except as set forth in Section 3.10(e) of the Target Disclosure Schedule:

(i) No Joint Ownership. Neither Target, any Target Subsidiary nor any Target Related Business jointly owns, licenses or claims any right, title or interest with any other Person of any Target Owned Intellectual Property.

(ii) No Employee Ownership. No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of Target, any Target Subsidiary or any Target Related Business has any right, title or interest in, to or under any Target Intellectual Property that has not been either (A) irrevocably assigned or transferred to Target or the applicable Target Subsidiary or Target Related Business or (B) licensed (with the right to grant sublicenses) to Target or the applicable Target Subsidiary or

Target Related Business under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

(iii) No Challenges. Since January 1, 2011, no Person has challenged or threatened in writing to challenge, and no Person has asserted or threatened in writing a claim or made a demand, nor is there any pending proceeding or proceeding directly and overtly threatened in writing that would adversely affect (A) Target’s, any Target Subsidiary’s or any Target Related Business’ right, title or interest in, to or under the Target Intellectual Property or any Target Technology, (B) any Contract, license or other arrangement under which Target, any Target Subsidiary or any Target Related Business claims any right, title or interest under the Target Intellectual Property or Target Technology or restricts the use, manufacture, transfer, sale, delivery or licensing by Target, any Target Subsidiary or any Target Related Business of any Target Intellectual Property or Target Technology, or (C) the validity, enforceability or claim construction of any issued Patents.

(iv) No Restrictions. Neither Target, any Target Subsidiary nor any Target Related Business is subject to any Legal Proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing by Target, any Target Subsidiary or any Target Related Business of the Target Intellectual Property, Target Technology, the use, transfer, sale or licensing of any Target Services, or which might affect the validity, use or enforceability of any Target Owned Intellectual Property.

(v) No Infringement by Other Persons. To the Knowledge of Target, no Target Owned Intellectual Property or Target Licensed Intellectual Property that is exclusively licensed to Target, any Target Subsidiary or any Target Related Business has been infringed, misappropriated or violated by any Person.

(f) No Infringement by Target. The conduct of the Target Business, including offering for sale and/or selling any Target Services does not, and to Target’s Knowledge, will not, infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of (i) any Intellectual Property (other than Patents) of any Person or (ii) to Target’s Knowledge, any Patent of any Person. Since January 2011, no Person has asserted in writing to Target, any Target Subsidiary or Target Related Business, or threatened to assert a claim in writing, and to Target’s Knowledge there are no facts that could give rise to a claim, nor has Target, any Target Subsidiary or any Target Related Business received any written notification, that the Target Business or any Target Technology (or the any Intellectual Property embodied in the Target Technology) infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of any Person’s Intellectual Property. Neither Target, any Target Subsidiary nor any Target Related Business has received any unsolicited written offer to license any Person’s Intellectual Property that a reasonable Person would understand to be a result of unauthorized use of Intellectual Property. To Target’s Knowledge, since January 1, 2011, no Person has notified Target, any Target Subsidiary or any Target Related Business in writing that Target, any Target Subsidiary or any Target Related Business requires a license to any Person’s Intellectual Property. Since January 2014, neither Target, any Target Subsidiary nor any Target Related Business has obtained any written non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel) regarding the Target Business. Target has identified to Acquiror each such opinion prepared by or on behalf of Target, any Target Subsidiary or any Target Related Business.

(g) Employee and Contractor Agreements. All current and former employees, consultants and independent contractors of Target, any Target Subsidiary or any Target Related Business, including those who are or were involved in, or who have contributed in any manner to the creation or development of any Target Intellectual Property or Target Technology have executed and delivered to Target, such Target Subsidiary or such Target Related Business a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to Target or the applicable Target Subsidiary or Target Related Business of such Intellectual Property and Technology. Such written agreements are substantially identical to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously delivered by Target to Acquiror. No current or former employee, consultant or independent contractor is in violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with Target or the applicable Target Subsidiary or Target Related Business. Section 3.10(g) of the Target Disclosure Schedule sets forth a complete and accurate list of all consultants and independent contractors used by Target, any Target Subsidiary or any Target Related Business in connection with the conception, reduction to practice, creation, derivation, development, or making of the Target Intellectual Property and Target Technology.

(h) No Government Funding. No funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Target Owned Intellectual Property or Target Technology.

(i) No Limits on Acquiror’s Rights. The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any Closing condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on the Acquiror’s right, title or interest in or to the Target Intellectual Property, nor will it cause: (i) Target, any Target Subsidiary or any Target Related Business to grant to any other Person any right to or with respect to any Intellectual Property owned by, or licensed to Target, any Target Subsidiary or any Target Related Business, (ii) Target, any Target Subsidiary or any Target Related Business to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Target, any Target Subsidiary or any Target Related Business to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by Target, any Target Subsidiary or any Target Related Business in the absence of this Agreement or the transactions contemplated hereby.

(j) Transferability of Intellectual Property. All Target Intellectual Property will be fully transferable, alienable and licensable by Target or the applicable Target Subsidiary or Target Related Business without restriction and without payment of any kind to any other Person.

3.11 Target Services. Except as set forth in Section 3.11 of the Target Disclosure Schedule:

(a) neither Target, any Target Subsidiary nor any Target Related Business sells or licenses any software, hardware or other products to its customers, any third party or any other Person. Target, each Target Subsidiary and each Target Related Business only provide Target Services to customers and also (i) grant access rights to its electronic medical records software to facilities under contract with a Target Subsidiary that use their own staff to interpret the neurophysiological data generated by the performance of Technical Monitoring Services and (ii) have staff that interpret neurophysiological data generated directly by facilities.

(b) all Target Services sold, licensed, delivered or otherwise made available by Target, any Target Subsidiary or any Target Related Business to any Person and all services provided by or on behalf of Target, any Target Subsidiary or any Target Related Business to any Person on or prior to the Closing Date conform and comply in all material respects with the terms and requirements of all applicable contractual obligations, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), advertising and marketing materials, product or service specifications and documentation, and Applicable Law.

3.12 Privacy; Security Measures.

(a) Privacy. Target, each Target Subsidiary and each Target Related Business have complied in all material respects with HIPAA and all other Applicable Laws, contractual obligations and Target’s and the applicable Target Subsidiary’s and Target Related Business’ privacy policies relating to the collection, storage, use, disclosure and transfer of any personally identifiable information collected or maintained by or on behalf of Target, any Target Subsidiary or any Target Related Business, and have taken all reasonably appropriate and industry standard measures to protect and maintain the confidential nature of such personally identifiable information. The execution, delivery and performance of this Agreement and any ancillary agreement contemplated hereby will comply with all Applicable Law relating to privacy and with Target’s and the applicable Target Subsidiary’s and Target Related Business’ privacy policies. Neither Target, any Target Subsidiary nor any Target Related Business has received a complaint in writing regarding Target’s, any Target Subsidiary’s or any Target Related Business’ access to or collection, use or disclosure of personally identifiable information.

(b) Security Measures. Target, each Target Subsidiary and each Target Related Business have implemented and maintained, consistent in all material respects with HIPAA and industry standard practices and their contractual and other obligations to other Persons, commercially reasonable security and other measures to protect all computers, networks, software and systems used in connection with the operation of the Target Business (the “Information Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse. Target has made available or provided to Acquiror all of Target’s, each Target Subsidiary’s and each Target Related Business’ disaster recovery and security plans, and procedures relating to Target’s, each Target Subsidiary’s and Target Related Business’ Information Systems. To Target’s Knowledge, there have been no unauthorized intrusions or breaches of the security of Target’s, any Target Subsidiary’s or any Target Related Business’ Information Systems.

3.13 Interested Party Transactions. Neither Target, any Target Subsidiary nor any Target Related Business is indebted to any director, officer, employee or agent of Target, any Target Subsidiary or any Target Related Business (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Target, any Target Subsidiary or any Target Related Business.

3.14 Minute Books. Target has delivered or made available true and complete copies of any minute books of Target and each Target Subsidiary and each Target Related Business in Target’s possession.

3.15 Complete Copies of Materials. Each document that has been delivered or made available to Acquiror by Target in connection with their due diligence review of Target, Target Subsidiaries and Target Related Businesses has been a true and complete copy.

3.16 Material Contracts.

(a) All of the Material Contracts of Target, any Target Subsidiary or any Target Related Business are listed in Section 3.16(b) of the Target Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been made available or delivered to Acquiror. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target or the applicable Target Subsidiary or Target Related Business and, to Target’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity; (ii) such Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity; and (iii) none of Target, any Target Subsidiary, any Target Related Business or, to Target’s Knowledge, any other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Target, any Target Subsidiary or any Target Related Business or, to Target’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract. Neither Target, any Target Subsidiary nor any Target Related Business is party to any oral contract, agreement or other legally binding arrangement.

(b) “Material Contract” means any Contract to which Target, any Target Subsidiary or any Target Related Business is a party:

(i) with expected receipts or expenditures in excess of $350,000 per calendar year;

(ii) for the employment of any current officer or employee with annual base salary in excess of $200,000;

(iii) granting any exclusive rights to any other party (including any right of first refusal, right of first offer or right of first negotiation);

(iv) evidencing Indebtedness of Target or any of the Target Subsidiaries or Target Related Businesses in excess of $50,000;

(v) requiring Target, any Target Subsidiary or any Target Related Business to indemnify any Person other than in any Healthcare Participation Agreement and as otherwise may be included in any Contract in the ordinary course of business.

(vi) with a supplier or vendor involving expenditures in excess of $200,000 per calendar year;

(vii) with a Material Customer;

(viii) that is a Healthcare Participation Agreement, with expected receipts of greater than $200,000 in calendar year 2016;

(ix) with any group purchasing organization;

(x) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person;

(xi) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) (A) completed within the past two (2) years or (B) otherwise has any obligations outstanding, including any payment or indemnification obligations, which would reasonably be expected to result in payment or indemnification by the Target, a Target Subsidiary or a Target Related Business in excess of $100,000.

(c) Except for the consents set forth in Section 3.16(c) of the Target Disclosure Schedule (the “Contract Consents”), no prior consent of any party to a Material Contract is required for the consummation by Target, any Target Subsidiary or any Target Related Business of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract.

3.17 Real Estate. All leases for real property (each a “Lease” and collectively, “Leases”) to which Target, any Target Subsidiary or any Target Related Business is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases have been made available or provided to Acquiror. Target or the applicable Target Subsidiary or Target Related Business has paid all rents and service charges to the extent such rents and charges are due and payable under the Leases. Neither Target, any Target Subsidiary nor any Target Related Business owns any real property. Section 3.17 of the Target Disclosure Schedule also identifies as to each Lease: (i) the name of the landlord; (ii) the commencement date of the term and, if different, effective date of such Lease; (iii) the expiration date of the term; (iv) any ongoing defaults or outstanding notices of defaults of Target, a Target Subsidiary or a Target Related Business, or to Target’s Knowledge, the landlord under any such Lease; (v) any letters of credit or other third-party credit enhancements; and (vi) any options to renew, extend, purchase, cancel or terminate that are not expressly stated in such Lease.

3.18 Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment, lien or security interest.

3.19 Customers and Suppliers; Adequacy of Supply.

(a) Section 3.19(a) of the Target Disclosure Schedule lists the ten (10) largest suppliers of Target, taken as a whole, for the twelve months ended December 31, 2015 and the three (3) months ending March 31, 2016 (each a “Material Supplier”).

(b) Section 3.19(b) of the Target Disclosure Schedule lists the top twenty (20) customers based on consolidated revenue of Target for the twelve (12) month period ended December 31, 2015 and the three (3) months ended March 31, 2016 (each a “Material Customer”).

(c) No Material Customer and no Material Supplier has canceled or otherwise terminated, or to the Knowledge of Target made any written threat to Target, any Target Subsidiary or any Target Related Business to cancel or otherwise terminate its relationship with Target, any Target Subsidiary or any Target Related Business or has at any time on or after the Target Balance Sheet Date through the date hereof, decreased materially its services or supplies to Target, any Target Subsidiary or any Target Related Business in the case of any such Material Supplier, or its usage of the services or products of Target, any Target Subsidiary or any Target Related Business in the case of such Material Customer, and as of the date hereof to Target’s Knowledge no such Material Supplier or Material Customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Target, any Target Subsidiary or any Target Related Business or to decrease materially its services or supplies to Target, any Target Subsidiary or any Target Related Business or its usage of the services or products of Target, any Target Subsidiary or any Target Related Business, as the case may be. Neither Target, any Target Subsidiary nor any Target Related Business has knowingly breached, so as to provide a benefit to Target, any Target Subsidiary or any Target Related Business that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any Material Customer or Material Supplier of Target, any Target Subsidiary or any Target Related Business.

3.20 Employees and Consultants. Section 3.20 of the Target Disclosure Schedule contains a list as of May 16, 2016 of (a) the names of all current employees (including without limitation part-time employees and temporary employees) and leased employees of Target, any Target Subsidiary and any Target Related Business, together with which entity (Target, any Target Subsidiary or any Target Related Business) employs such Person, together with their respective current salaries or wages, dates of employment and position, whether such employee is exempt or non-exempt, and whether or not such employee has signed a non-competition and non-solicitation agreement and/or confidentiality (b) the names of any current independent contractors or consultants used by Target, any Target Subsidiary or any Target Related Businesses that was paid $50,000 or more in calendar 2015 in the aggregate by Target, the Target Subsidiaries and the Target Related Businesses, and (c) each outstanding cash loan to an employee of Target, any Target Subsidiary or any Target Related Business. To Target’s Knowledge, as of the date hereof, no current employee of Target, any Target Subsidiary, or any Target Related Business is in material violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant with a former employer relating to the right of any such employee to be employed by Target, any Target Subsidiary, or any Target Related Business because of the nature of the business conducted by Target, any Target Subsidiary, or any Target Related Business or to the use of trade secrets or proprietary information of others. As of the date hereof to Target’s Knowledge, except as set forth in Section 3.20 of the Target Disclosure Schedule, no employee of Target, any Target Subsidiary or any Target Related Business whose compensation, including base salary and any incentive compensation, exceeded $80,000 for calendar year 2015 or such prorated amount as of the Agreement Date for the calendar year of 2016 would exceed $80,000, has submitted his or her resignation to Target, such Target Subsidiary or such Target Related Business.

3.21 Title to Property. Target, each Target Subsidiary and each Target Related Business have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Target Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. The facilities, property and equipment of Target, Target Subsidiaries and Target Related Businesses that are used in the operations of the Target Business are in the aggregate in sufficient operating conditions to operate the business consistent with past practices. All properties used in the operations of Target, Target Subsidiaries and Target Related Businesses are reflected in the Target Balance Sheet to the extent such properties are required by GAAP to be so disclosed.

3.22 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” means any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.22(a)(ii)), including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii) “Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b) Target, each Target Subsidiary and each Target Related Business is, and has been during the past two (2) years, in material compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target, any Target Subsidiary or any Target Related Business (collectively, “Target’s Facilities”, such properties or facilities currently used, leased or occupied by Target, any Target Subsidiary or any Target Related Business are defined herein as “Target’s Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target’s Facilities that will give rise to material liability of Target, any Target Subsidiary or any Target Related Business under Environmental Laws. To Target’s Knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target’s Current Facilities in violation of Applicable Law. To Target’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target’s Current Facilities. To Target’s Knowledge, no employee of Target, any Target Subsidiary or any Target Related Business or any other Person has claimed that Target, any Target Subsidiary or any Target Related Business is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, any Target Subsidiary or any Target Related Business, or, to Target’s Knowledge, threatened against Target, any Target Subsidiary or any Target Related Business, with respect to Hazardous Materials or Environmental Laws. Neither Target, any Target Subsidiary nor any Target Related Business has Knowledge of facts or circumstances that would reasonably be expected to form the basis for liability of Target, any Target Subsidiary or any Target Related Business regarding Hazardous Materials or regarding noncompliance with Environmental Laws.

3.23 Taxes.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, escheat, franchise, withholding, payroll, recapture, employment, excise and property taxes, registration fees and annual report fees, together with all interest, penalties and additions imposed with respect to such amounts.

(b) Target, each Target Subsidiary and each Target Related Business have prepared and timely filed all income and other material Tax Returns relating to any and all Taxes concerning or attributable to Target, any Target Subsidiary, any Target Related Business or their operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in accordance in all material respects with Applicable Law. All Taxes due and owing (whether or not shown on any Tax Return) have been timely paid.

(c) As of the date hereof, Target, each Target Subsidiary and each Target Related Business have, and as of the Closing Date, Target, each Target Subsidiary and each Target Related Business will have, (i) timely withheld from their employees, independent contractors, customers, stockholders, and other Persons from whom they are required to withhold Taxes in compliance with all Applicable Law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority.

(d) There are no Tax deficiencies outstanding or assessed or proposed in writing against Target, any Target Subsidiary or any Target Related Business, there are no current, ongoing or pending, or to the Knowledge of the Target, threatened or contemplated audits, Actions or claims for or relating to any liability in respect of Taxes of Target, any Target Subsidiary or any Target Related Business, nor has Target, any Target Subsidiary or any Target Related Business executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e) As of the Target Balance Sheet Date, neither Target, any Target Subsidiary nor any Target Related Business has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet.

(f) Neither Target, any Target Subsidiary nor any Target Related Business is a party to any tax-sharing agreement or similar arrangement with any other party (excepting credit agreements, lease agreements or other commercial agreements entered into in the ordinary course of business containing customary Tax allocation or gross-up provisions), and neither Target, any Target Subsidiary nor any Target Related Business has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax (excepting credit agreements, lease agreements or other commercial agreements entered into in the ordinary course of business containing customary Tax allocation or gross-up provisions).

(g) No Returns of Target, any Target Subsidiary or any Target Related Business have been audited in the last five (5) years by a government or taxing authority, nor is any such audit in process or pending, and neither Target, any Target Subsidiary nor any Target Related Business has been notified in writing of any request for such an audit or other examination.

(h) Other than any consolidated tax returns of which the Target is the common parent, neither Target, any Target Subsidiary nor any Target Related Business has been a member of an affiliated group of corporations filing a consolidated federal income tax return.

(i) Target has made available to Acquiror copies of all Returns filed for all periods since the later of the inception of Target and the inception of any Target Subsidiary and Target Related Business, including (i) any schedules with the amount of any net operating losses, net capital losses, unused investment or other credits and (ii) any studies or analysis conducted with respect to such tax attributes.

(j) Neither Target nor any Target Subsidiary nor any Target Related Business is a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(k) Neither Target, any Target Subsidiary nor any Target Related Business has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l) Neither Target, any Target Subsidiary nor any Target Related Business has agreed to make any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method that would require Target, any Target Subsidiary or any Target Related Business to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(m) Target, each Target Subsidiary and each Target Related Business have complied in all material respects with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder.

(n) Neither Target, any Target Subsidiary nor any Target Related Business is a party to any joint venture, partnership or other agreement that is treated as a partnership for Tax purposes nor has Target, any Target Subsidiary or any Target Related Business made a “check-the-box” election under Section 7701 of the Code.

(o) There are no liens or encumbrances on the assets of Target, any Target Subsidiary or any Target Related Business relating to or attributable to Taxes, other than liens for Taxes not yet due and payable.

(p) Neither Target, any Target Subsidiary nor any Target Related Business has ever requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign).

(q) No power of attorney with respect to Taxes has been granted with respect to Target, any Target Subsidiary or any Target Related Business that is currently in effect.

(r) No claim has been made in writing in the last five (5) years by a taxing authority (domestic or foreign) in a jurisdiction where Target, a Target Subsidiary or a Target Related Business does not file Returns to the effect that Target, such Target Subsidiary or such Target Related Business may be subject to Tax by that jurisdiction.

(s) Neither Target, any Target Subsidiary nor any Target Related Business will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) prepaid amount received on or prior to the Closing Date; or (E) any election pursuant to Section 108(i) of the Code.

(t) Neither Target, any Target Subsidiary nor any Target Related Business has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(u) The representations and warranties contained in this Section 3.23 and Section 3.24 are the exclusive representations and warranties with respect to any Tax matters.

3.24 Employee Benefit Plans.

(a) Section 3.24(a) of the Target Disclosure Schedule contains an accurate and complete list, with respect to Target, any Target Subsidiary, any Target Related Business of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or similar provisions of Applicable Law, which is or has been maintained, contributed to, or required to be contributed to, by Target, any Target Subsidiary, any Target Related Business or any ERISA Affiliate for the benefit of any current or former employee, director or consultant (collectively, the “Target Employee Plans”). Each Target Subsidiary and Target Related Business is an ERISA Affiliate

of Target. Neither Target, any Target Subsidiary nor any Target Related Business has made any plan or commitment to establish any new Target Employee Plan, to modify any Target Employee Plan (except to the extent required by law or to conform any such Target Employee Plan to the requirements of any Applicable Law, in each case as disclosed to Acquiror in writing, or as expressly required by this Agreement).

(b) Documents. Target has provided to Acquiror (i) correct and complete copies of all documents embodying each Target Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Target Employee Plan), (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan, (iii) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Target Employee Plan, (v) all material written agreements and contracts relating to each Target Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all communications material to any employee or employees relating to any Target Employee Plan and any proposed Target Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Target or any of the Target Subsidiaries, (viii) all correspondence to or from any governmental agency relating to any Target Employee Plan, (ix) all model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Target Employee Plan, (xi) all discrimination tests for each Target Employee Plan for the three most recent plan years, (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Target Employee Plan, to the extent applicable, (xiii) all Health Insurance Portability and Accountability Act of 1996, as amended and the Health Information Technology for Economic and Clinical Health (“HITECH”) provisions of the American Recovery and Investment Act of 2009, (collectively “HIPAA”) privacy notices and all business associate agreements to the extent required under HIPAA, (xiv) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan and (xv) all rulings or notices issued by a governmental agency with respect to each Target Employee Plan.

(c) Target Employee Plan Compliance. Target, each Target Subsidiary and each Target Related Business have performed in all material respects all obligations required to be performed by them under, are not in default or material violation of, and Target has no Knowledge of any default or violation by any other party to, any Target Employee Plan, and each Target Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with Applicable Law, including ERISA or the Code. Each Target Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS;

(iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination or (iv) is entitled to rely on an opinion letter from the IRS on the form of an applicable prototype plan or volume submitter plan and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Target Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of Target, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan. There are no audits, inquiries or proceedings pending or to the Knowledge of Target, threatened by the IRS, DOL, or any other governmental entity with respect to any Target Employee Plan. None of Target, any Target Subsidiary, any Target Related Business is subject to any fine, assessment, penalty or other material Tax or liability with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or otherwise by operation of law or contract. Target or the applicable Target Subsidiary or Target Related Business has timely made all contributions and other payments required by and due under the terms of each Target Employee Plan. Target has no Knowledge of any event that could give rise to loss of the tax-qualified or tax-exempt status of any Target Employee Plan.

(d) No Pension Plan. None of Target, any Target Subsidiary, any Target Related Business nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Target Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or similar provisions of Applicable Law.

(e) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has Target, any Target Subsidiary, any Target Related Business or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of Target, any Target Subsidiary, any Target Related Business or any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(f) No Post-Employment Obligations. No Target Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither Target, any Target Subsidiary nor any Target Related Business has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(g) COBRA. Target, each Target Subsidiary and each Target Related Business has complied in all material respects with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(h) Effect of Transaction. Except as set forth in Section 3.23(h) of the Target Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Target, any Target Subsidiary or any Target Related Business or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(i) Parachute Payments. Except as set forth in Section 3.23(i) of the Target Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any employee or other service provider of Target, any Target Subsidiary or any Target Related Business (or any other entity treated as a member of Target’s affiliated group for purposes of Section 280G(d)(5) of the Code), including arrangements contemplated by this Agreement, that, considered individually or in the aggregate with any other such agreements, plans, arrangements or other contracts, will, or could be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or similar provisions of Applicable Law. There is no agreement, plan, arrangement or other contract by which Target, any Target Subsidiary or any Target Related Business is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code.

(j) Deferred Compensation. No stock options, stock appreciation rights or other equity-based awards issued or granted by Target, any Target Subsidiary or any Target Related Business are treated as deferred compensation arrangements subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which Target, any Target Subsidiary or any Target Related Business makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder in all material respects. No compensation shall be includable in the gross income of any current or former employee, director, or consultant of Target, any Target Subsidiary or any Target Related Business as a result of the operation of Section 409A of the Code and no payment to be made under any 409A Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code.

(k) Employment Matters. Target, each Target Subsidiary and each Target Related Business: (i) are in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, applicant and employee background checks, immigration and verification of employment eligibility, discrimination, employee leave laws, classification of workers as employees and independent contractors, privacy, remuneration for inventions, employee representation, employee safety and health, overtime work and wages and hours, collective negotiations, working time, social security, lending of personnel, temporary and fixed-term employment, contract termination, (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (iii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to Target’s Knowledge threatened, against Target, any Target Subsidiary, any Target Related Business or any of their employees relating to any employee or Target Employee Plan. There are no pending or to Target’s Knowledge threatened, claims or actions against Target, any Target Subsidiary or any trustee of Target, any Target Subsidiary or any Target Related Business under any worker’s compensation policy. Except as prohibited by local statutory legislation, the services provided by each of Target’s, the Target Subsidiaries’ employees is terminable at the will of Target, the applicable Target Subsidiary or Target Related Business or and any such termination would result in no liability to Target, any Target Subsidiary, any Target Related Business. Section 3.23(k) of the Target Disclosure Schedule lists all liabilities of Target, any Target Subsidiary or any Target Related Business to any employee, that result from the termination by Acquiror, Target, any Target Subsidiary or any Target Related Business of such employee’s employment or provision of services, a change of control of Target, any Target Subsidiary or any Target Related Business, or a combination thereof. None of Target, any Target Subsidiary, any Target Related Business has material direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(l) Labor. No work stoppage or labor strike against Target, any Target Subsidiary or any Target Related Business is pending, or, to the Knowledge of Target, threatened, or reasonably anticipated. Target has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or, to Target’s Knowledge, threatened, relating to any labor matters involving any employee, including charges of unfair labor practices. Neither Target, any Target Subsidiary nor any Target Related Business has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any applicable local statutory legislation. Except as set forth in Section 3.23(l) of the Target Disclosure Schedule, neither Target, any Target Subsidiary nor any Target Related Business presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Target, any Target Subsidiary or any Target Related Business. Within the past year, neither Target, any Target Subsidiary nor any Target Related Business has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law.

(m) No Interference or Conflict. To the Knowledge of Target, no Stockholder or director, officer, employee or consultant of Target, any Target Subsidiary or any Target Related Business is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of Target, any Target Subsidiary or any Target Related Business or that would interfere with Target’s, any Target Subsidiary’s or any Target Related Business’ business. Neither the execution nor delivery of this Agreement, nor the carrying on of Target’s, any Target

Subsidiary’s or any Target Related Business’ business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of Target’s, any Target Subsidiary’s or any Target Related Business’ business as presently conducted or currently proposed to be conducted will, to the Knowledge of Target, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, employees, or consultants is now bound.

(n) Foreign Target Employee Plan. With respect to each Target Employee Plan which is subject to the laws of any jurisdiction outside of the United States (a “Foreign Target Employee Plan”), the Foreign Target Employee Plan (i) has been maintained in all material respects in accordance with all applicable legal requirements and with its terms, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded, has been fully accrued for on the Target Financial Statements and will be fully accrued for in the final calculation of Working Capital, (iv) if not previously fully funded, will be fully funded as of the Closing Date (including with respect to benefits not then vested), and (v) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

3.25 Employee Matters.

(a) Target, each Target Subsidiary and each Target Related Business have provided to Acquiror a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Target, any Target Subsidiary or any Target Related Business, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt or other relevant local status (e.g., cadre/non-cadre, group, etc.), whether employee is presently on a leave of absence (including the basis for such leave and the anticipated return to work date), accrued but unused vacation, rest days and sick leave and accrued but unpaid incentive bonuses for the current fiscal year and the most recently completed fiscal year. Except as set forth on Section 3.25 of the Target Disclosure Schedule, no employee has received any increase in salary or other compensation since April 16, 2016.

(b) Target, each Target Subsidiary and each Target Related Business have provided to Acquiror a true, correct and complete list of all of its consultants, advisory board members and independent contractors and for each the nature of the services provided, the length of the engagement, whether the engagement has been terminated by written notice by either party and has provided copies of all agreements for each of these individuals.

(c) As of the date hereof, there are no proceedings pending or, to Target’s Knowledge, reasonably expected or threatened, between Target, any Target Subsidiary or any Target Related Business, on the one hand, and any or all of its current or former employees, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. Target or the applicable Target Subsidiary or Target Related Business has provided all employees, independent contractors and consultants with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that is due to be paid to or on behalf of such employees, independent contractors and consultants.

3.26 Insurance. Section 3.26 of the Target Disclosure Schedule lists each material insurance policy currently in effect that is maintained by Target, each Target Subsidiary and each Target Related Business, including the name of the insurer and policy number (the “Insurance Policies”). The Insurance Policies are in full force and effect, all premiums due thereon have been paid, and, to Target’s Knowledge, neither Target, any Target Subsidiary nor any Target Related Business is in breach or default thereunder. There is no material claim pending under any Insurance Policy or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Target has no Knowledge of any threatened termination of, or material premium increase with respect to, any of the Insurance Policies.

3.27 Compliance With Laws. Target, each Target Subsidiary and each Target Related Business have complied in all material respects with, are not in material violation of any applicable federal, state, local or foreign statute, law or regulation, or Healthcare Law with respect to the conduct of their business, or the ownership or operation of its business. Since January 1, 2015, neither Target, any Target Subsidiary nor any Target Related Business has been cited, fined, or, to Target’s Knowledge, subject to a Healthcare Investigation, or otherwise notified in writing of any material failure to comply with any Applicable Laws that has not been paid or cured.

3.28 Brokers’ and Finders’ Fee. Except as set forth in Section 3.28 of the Target Disclosure Schedule, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.29 Absence of Unlawful Payments. To the extent applicable to the business of Target, a Target Subsidiary or a Target Related Business, none of (a) Target, (b) any Target Subsidiary, (c) any Target Related Business or (d) any Stockholder or any director, officer, or, to Target’s Knowledge, any employee, agent or Representative of Target, any Target Subsidiary or any Target Related Business has offered, authorized, made, paid or received, or has entered into an agreement to offer, authorize, make, pay or receive, directly or indirectly, any bribes, kickbacks, or other similar payments or unlawful offers or transfers of value in connection with obtaining or retaining business or to secure an unlawful advantage to or from any Person; nor have any of them, directly or indirectly, committed any violation of any applicable anti-corruption law or regulation, including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq. (the “FCPA”).

3.30 Compliance with Rights of First Refusal. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement, will result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, any agreement to which Target, any Target Subsidiary or any Target Related Business is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right directly or indirectly applicable to this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement.

3.31 Healthcare Matters.

(a) Target, each Target Subsidiary and each Target Related Business has obtained all material Healthcare Licenses that are required under the Healthcare Laws for the operation of their respective businesses as presently conducted, and each is in compliance in all material respects with all Healthcare Licenses and Healthcare Laws.

(b) Neither Target, any Target Subsidiary, any Target Related Business, nor any of their respective directors, officers, employees or agents has caused the adulteration or misbranding of any medical device within the meaning of the Food, Drug, and Cosmetic Act of 1938, as amended.

(c) Since January 1, 2011, neither Target, any Target Subsidiary nor any Target Related Business has received written notice from any Governmental Entity asserting that any of them (x) is not in compliance in any material respect with any Healthcare License or Healthcare Law or, (y) is the subject of a Healthcare Investigation.

(d) There is no civil, criminal or administrative action, suit, demand or proceeding, or to Target’s Knowledge, a Healthcare Investigation, pending or, to Target’s Knowledge, threatened against Target, any Target Subsidiary or any Target Related Business or, to Target’s Knowledge, any of their employees, independent contractors or agents, relating in any way to any of the Healthcare Laws. There is no judgment, decree or order against Target, any Target Subsidiary or any Target Related Business, or any of their respective directors or officers (in their capacities as such) related to Healthcare Laws, that would reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Target.

(e) There is no existing or pending or, to Target’s Knowledge, threatened, revocation, suspension, probation, restriction, limitation, modification, rescission, involuntary termination or nonrenewal affecting any Healthcare License held by Target, any Target Subsidiary or any Target Related Business, or, with respect to any Medicare Enrollment.

(f) Target, each Target Subsidiary and each Target Related Business is, if enrolled in the Medicare and Medicaid programs (collectively, “Government Payment Programs”) in compliance in all material respects with all Medicare Enrollment and Medicaid enrollment requirements and all conditions of participation.

(g) All claims submitted to any Government Payment Program by, and the coding and billing practices of, the Target, Target Subsidiaries and Target Related Businesses have been timely, accurate, and filed in compliance in all material respects with all Healthcare Laws applicable to such Government Payment Program, and the Target, Target Subsidiaries and Target Related Businesses have paid or caused to be paid all known and undisputed refunds, penalties, overpayments, or other financial assessments or performance requirements which have become due to any Government Payment Program.

(h) Since January 1, 2011, to the Target’s Knowledge, no current officer, director, governing board member, agent, managing employee (as such term is defined in 42 U.S.C. §1320a-5(b)), or employee, of the Target, Target Subsidiaries, Target Related Businesses, Oversight Physician or Technical Monitor has been excluded, terminated, debarred, or suspended from participation in any Government Payment Program or been subject to any sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described in 42 U.S.C. §1320a-7b.

(i) None of the Target, Target Subsidiaries or Target Related Businesses (i) to the Knowledge of the Target, Target Subsidiaries or Target Related Businesses, is or has been a defendant in any qui tam or False Claims Act proceeding, except as set forth in Section 3.31(i) of the Target Disclosure Schedule; (ii) has made any voluntary disclosure to the OIG, CMS, any Medicare Administrative Contractor, Medicaid program or other governmental entity relating to any Government Payment Program; (iii) has been a party to a Corporate Integrity Agreement with the OIG or other governmental entity relating to a Government Payment Program; or (iv) has been subject to ongoing reporting obligations pursuant to a settlement agreement entered into with any Governmental Entity.

(j) Except for audits, denials of claims and recoupments in the ordinary course of business, there is no current or pending or, to Target’s Knowledge, threatened, material investigation, audit, denial of claims, recoupment effort by any third-party payor, or, to Target’s Knowledge, a Healthcare Investigation under any of the Healthcare Laws, Healthcare Participation Agreements or Medicare Enrollment, in each case against Target, any Target Subsidiary or any Target Related Business.

(k) There is no uncured material default or material breach by Target, any Target Subsidiary or any Target Related Business under any of the Healthcare Operating Agreements, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute such a default or breach. All Healthcare Operating Agreements with a physician, hospital, medical practice, or other health care facility, clinic, or practitioner have been structured in compliance with all Healthcare Laws and reflect fair market value and commercially reasonable terms.

(l) Neither Target, any Target Subsidiary nor any Target Related Business has assigned, encumbered or granted a lien or security interest in any of its Healthcare Licenses, Healthcare Participation Agreements or Healthcare Operating Agreements.

(m) Since January 1, 2011, there have been no complaints to or investigations by the OCR with respect to HIPAA compliance by the Target, Target Subsidiaries, or Target Related Businesses or to state authorities with respect to Target’s state privacy Laws compliance. Since January 1, 2011, none of the Target, Target Subsidiaries, or Target Related Businesses subcontractors has experienced any (a) Breach of Unsecured Protected Health Information (as “Breach,” “Unsecured Protected Health Information,” and “Protected Health Information” are defined by HIPAA), or (b) any Security Incident (as “Security Incident” is defined by HIPAA).

(n) Target, each Target Subsidiary and each Target Related Business have made available or delivered to Acquiror copies of all of their Medicare Enrollment documentation, Healthcare Licenses, Healthcare Participation Agreements and Healthcare Operating Agreements, which are correct and complete in all material respects.

(o) Section 3.31(o) of the Target Disclosure Schedule sets out a true and complete list as of May 26, 2016 of all hospital staff privileges currently maintained by each Oversight Physicians in connection with monitoring services provided by the Target Related Business. All such privileges are current and none have been denied, suspended, revoked, terminated, voluntarily relinquished (under threat of disciplinary action), or made subject to terms of probation or other restriction except to the extent that it would not have a Material Adverse Effect on Target. Neither Target, any Target Subsidiary, or any Target Related Business is in material violation of any term of any Oversight Physician employment agreement.

(p) Section 3.31(p) of the Target Disclosure Schedule sets out a true and complete list as of May 27, 2016 of all hospitals where each Technical Monitor has privileges or is credentialed to provide monitoring services, either directly through the hospital or through a vendor credentialing service, as applicable. All Technical Monitor credentials for such hospitals are up to date and no Technical Monitor has had his/her permission to work at any hospital denied, suspended, revoked, terminated, voluntarily relinquished (under threat of disciplinary action), or made subject to terms of probation or other restriction except to the extent that it would not have a Material Adverse Effect on Target.

(q) All physicians, nurses, technicians, mid-level practitioners, and other clinical support personnel who provide clinical services or support for patient care services on behalf of or for the benefit of Target, any Target Subsidiary, or any Target Related Business are duly licensed under the laws of the state in which he or she practices to render such medical services or clinically ancillary services and have complied in all material respects with all Healthcare Laws relating to the rendering of such services.

(r) Neither Target, any Target Subsidiary, or any Target Related Business nor any of their current officers, directors, governing board members, agents, managing employees (as such term is defined in 42 U.S.C. §1320a-5(b)), or employees has directly or indirectly given, or agreed, to give, any gift, contribution, payment, remuneration, or similar benefit to any supplier, customer, referral source, governmental official, employee, or other person who was or may have been in a position to generate referrals or business if one purpose of the benefit was to unlawfully obtain referrals, generate business, or to secure an improper business advantage.

(s) Neither Target, any Target Subsidiary, or any Target Related Business’s products or facilities are subject to regulation by the U.S. Food and Drug Administration.

(t) Target, each Target Subsidiary and each Target Related Business has complied in all material respects with its respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by Target, any Target Subsidiary or any Target Related Business or by third parties on behalf of

Target, any Target Subsidiary or any Target Related Business. Target has not received a written complaint alleging that Target’s, any Target Subsidiary’s or any Target Related Business’ collection, use or disclosure of personally identifiable information does not comply with applicable legal requirements.

(u) The officers and directors of each Target Related Business are authorized under Applicable Law, including Healthcare Laws, to be officers or directors, as applicable, of such Target Related Business.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3, NEITHER TARGET, NOR ANY TARGET SUBSIDIARY OR TARGET RELATED BUSINESS, NOR THE SECURITYHOLDERS’ AGENT, NOR THE SECURITYHOLDERS, NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO TARGET, ANY TARGET SUBSIDIARY OR ANY TARGET RELATED BUSINESS, OR THEIR BUSINESS, OPERATIONS, ASSETS, STOCK, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, EACH OF ACQUIROR AND MERGER SUB HEREBY EXPRESSLY WAIVES ANY CLAIMS AND CAUSES OF ACTION AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE IN EACH CASE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO ACQUIROR OR MERGER SUB OR ITS OR THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF TARGET, ANY TARGET SUBSIDIARY OR ANY TARGET RELATED BUSINESS, THE SECURITYHOLDERS’ AGENT OR THE SECURITYHOLDERS.

4. Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 4 are true and correct.

4.1 Organization, Standing and Power. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Acquiror and Merger Sub has all requisite corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect on Acquiror.

4.2 Authority.

(a) Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 2.2 hereof; (ii) such other consents, authorizations, filings, orders, approvals, registrations or declarations which, if not obtained or made, would not be reasonably expected to have a Material Adverse Effect on Acquiror or Merger Sub, as applicable, and would not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement; and (iii) such filings and consents as may be required under HSR and foreign anti-trust laws.

(c) The execution and delivery of this Agreement by Acquiror and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, materially conflict with, or result in any material violation of, or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Acquiror or Merger Sub Organizational Documents, as applicable; or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or any of their respective properties or assets, except, in the case of clause (ii), for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror or Merger Sub.

4.3 Litigation. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened, nor, to the knowledge of Acquiror, is there any investigation pending, in each case, against Acquiror or Merger Sub, and neither Acquiror nor Merger Sub is subject to any outstanding order, writ, injunction or decree, in each case, which has had or would reasonably be expected to have a Material Adverse Effect on Acquiror or Merger Sub or affect the legality, validity, or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

4.4 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities of any type or kind other than in connection with the transactions contemplated by this Agreement.

4.5 Brokers. No broker, finder, investment banker or other intermediary (a) has been retained by, (b) is authorized to act on behalf of or (c) is entitled to any fee or commission from Acquiror, Merger Sub or any of their respective affiliates in connection with the transaction contemplated by this Agreement.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 4, NEITHER ACQUIROR NOR MERGER SUB NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO ACQUIROR OR MERGER SUB OR THEIR BUSINESS, OPERATIONS, ASSETS, STOCK, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, EACH SECURITYHOLDER AND THE SECURITYHOLDERS’ AGENT, ON BEHALF OF THE SECURITYHOLDERS, HEREBY EXPRESSLY WAIVES ANY CLAIMS AND CAUSES OF ACTION AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE IN EACH CASE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO TARGET, ANY TARGET SUBSIDIARY OR ANY TARGET RELATED BUSINESS, THE SECURITYHOLDERS’ AGENT, THE SECURITYHOLDERS OR ITS OR THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF ACQUIROR OR MERGER SUB.

5. Conduct Prior to the Effective Time.

5.1 Conduct of Business of Target.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror, which consent will not be unreasonably withheld, conditioned or delayed): (i) to carry on the business of Target, Target Subsidiaries and Target Related Businesses in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (ii) to pay the debts and Taxes of Target, each Target Subsidiary and each Target Related Business when due subject to (A) any good faith disputes over such debts or Taxes; and (B) Acquiror’s consent to the filing of material Returns, if applicable; (iii) to pay or perform other obligations when due; and (iv) to use all commercially reasonable efforts to preserve intact the present business organizations of Target, Target Subsidiaries and Target Related Businesses, keep available the services of the present officers of Target, Target Subsidiaries and Target Related Businesses and the Key Employees and preserve the relationships of Target, Target Subsidiaries and Target Related Businesses with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Target, any Target Subsidiary or any Target Related Business.

(b) Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, neither Target, any Target Subsidiary nor any Target Related Business shall, or shall cause or permit any of the following, without the prior written consent of Acquiror:

(i) Charter Documents. Cause or permit any amendments to the Target Organizational Documents or any Target Related Business Organizational Documents.

(ii) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the capital stock or equity securities of Target, or split, combine or reclassify any of any of the capital stock or equity securities of Target, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares or other interests of any of the capital stock or equity securities of Target (other than the issuance of shares of Target Common Stock pursuant to the exercise of Target Options outstanding as of the date of this Agreement), or repurchase or otherwise acquire, directly or indirectly, any shares or other interests of any of the capital stock or equity securities of Target except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to Target.

(iii) Stock Option Plans, Etc. Except as contemplated by this Agreement, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under any stock plan of Target or authorize cash payments in exchange for any options or other rights granted under any of such plans or adopt any form of equity based compensation plan.

(iv) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Target’s, any Target Subsidiary’s or any Target Related Business’ capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating Target, any Target Subsidiary or any Target Related Business to issue any such shares, equity securities or other convertible securities other than the issuance of shares of Target Common Stock pursuant to the exercise of Target Options outstanding as of the date of this Agreement.

(v) Intellectual Property. Enter into or amend any agreements pursuant to which Target transfers to any Person or entity any rights to its Intellectual Property, except for the non-exclusive licensing of the monitoring software and records system hosted by, and on the server(s) of, Target and known as the Biotronic System to customers of Target or a Target Subsidiary in the ordinary course of business.

(vi) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, other than in the ordinary course of business consistent with past practice.

(vii) Indebtedness. Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others, other than revolver borrowings in the ordinary course.

(viii) Agreements. Enter into, terminate or amend, in a manner that will materially and adversely affect the business of Target, (i) any agreement involving the obligation to pay or the right to receive $100,000 or more other than customer contracts or (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual

Property (except for the non-exclusive licensing of the Biotronic System as described in Section 5.1(b)(v)).

(ix) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $100,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements.

(x) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $75,000 in the aggregate.

(xi) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies.

(xii) Termination or Waiver. Terminate or waive any right reasonably expected to be worth more than $100,000.

(xiii) Employee Benefit Plans; New Hires; Pay Increases. Amend any Target Employee Plan to increase costs or benefits under such plan or, other than in the ordinary course of business, adopt any plan that would constitute a Target Employee Plan except in order to comply with applicable laws or regulations, or hire any new employee earning base compensation in excess of $100,000, pay any discretionary bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the Agreement Date and listed in the Target Disclosure Schedule), or increase the benefits, salaries or wage rates of its employees (other than, in each case, payments or charges that are consistent with historical practices).

(xiv) Severance Arrangements. Except for payments made pursuant to written agreements outstanding on the date hereof and disclosed on Section 5.1(b)(xiv) of the Target Disclosure Schedule, grant or modify any severance or termination pay or benefits (A) to any director or officer or (B) to any other senior employee or pay any such benefits (except payments and benefits made pursuant to written agreements outstanding on the Agreement Date and listed in the Target Disclosure Schedule).

(xv) Lawsuits. Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target’s business, provided that Target consults with Acquiror prior to the filing of such a suit or (C) for a breach of this Agreement; or enter into any settlement agreement with respect to any such lawsuit with a value reasonably expected to be greater than $100,000.

(xvi) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole.

(xvii) Taxes. Other than in the ordinary course of business, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, change an annual accounting period, file any Return or any amendment to a Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes if such action could have the effect of increasing the Tax liability of Target or a Target Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of Target or a Target Subsidiary existing on the Closing Date.

(xviii) Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP or Applicable Law.

(xix) Other. Take or agree in writing to take, any of the actions described in Sections 5.1(b)(i) through (xviii) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

5.2 No Solicitation.

(a) From and after the date of this Agreement and until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, neither Target, any Target Subsidiary nor any Target Related Business shall, directly or indirectly through any officer, director, employee, Representative or agent of Target, any Target Subsidiary or any Target Related Business or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving Target, any Target Subsidiary or any Target Related Business other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Target represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

(b) Target shall notify Acquiror immediately (and no later than twenty-four (24) hours) after receipt by Target, any Target Subsidiary or any Target Related Business (or their advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Target, any Target Subsidiary or any Target Related Business by any Person or entity that informs Target, any Target Subsidiary or any Target Related Business that it is considering making, or has made, an Acquisition Proposal. Such notice shall be in writing and shall set forth the material terms of the Acquisition Proposal or request for non-public information or access to the properties, books or records but not the identity of the person issuing such Acquisition Proposal or making such request.

6. Additional Agreements.

6.1 Approval of Stockholders. Target shall promptly after the execution of this Agreement take all action necessary in accordance with Delaware Law, other Applicable Law and the Target Organizational Documents to obtain the Written Consent from the Stockholders providing the Requisite Approval. Target shall further solicit within at least two (2) Business Days after the execution of this Agreement from all other Stockholders the Written Consent in favor of the Merger and shall use its commercially reasonable efforts secure the vote or consent of such Stockholders.

6.2 Access to Information.

(a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time to (i) the relevant books, Contracts and records of Target and the Target Subsidiaries and the Chief Executive Officer, Chief Financial Officer, and the other Key Employees, as Acquiror may reasonably request so long as such requests and such access does not unreasonably interfere with such person’s job responsibilities and the conduct of the business of the Target, the Target Subsidiaries or the Target Related Businesses.

(b) Subject to compliance with Applicable Law, to the extent reasonably requested by the other Party, each of Acquiror and Target shall confer as reasonably necessary with one or more Representatives of the other party to report operational matters of materiality and the general status of Target’s, each Target Subsidiaries’ and each Target Related Business’ ongoing operations.

(c) Subject to Section 6.6, no information obtained by Acquiror pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained in Section 3 or the conditions to the obligations of the parties to consummate the Merger in Section 7.

6.3 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a confidentiality agreement, dated November 2, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto.

6.4 Public Disclosure. Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other, except to the extent required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case a party will provide a draft to the other party for review and comment (which comments will be reasonably considered) prior to making any such statement or disclosure.

6.5 Regulatory Approval; Further Assurances.

(a) Each party acknowledges that as of the date hereof, neither party is aware of any required notice, report or other document required to be filed by a party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement under the HSR Act or any other similar merger control, antitrust, or competition law. If required, each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, any notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to respond promptly to any requests for additional information by any such Governmental Entity. Target and Acquiror shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentations and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of Target and Acquiror shall (A) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such Legal Proceeding, and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Target and Acquiror will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to HSR or any other federal, state, foreign or supranational antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any Legal Proceeding or investigation under or relating to HSR or any other federal, state, foreign or supranational antitrust or fair trade law, each of Target and Acquiror will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding.

(b) Subject to Section 6.5(c), Acquiror and Target shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.5(c), each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Subject to reasonable confidentiality considerations, each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(c) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or commit to cause Target to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or any Intellectual Property, or commit to cause Target to license or otherwise make available to any Person any technology, software or any Intellectual Property; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target to hold separate any assets or operations; or (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target.

6.6 Notification of Certain Matters. Each of Target and Acquiror shall give prompt (but in any event within two (2) Business Days) notice to the other if any of the following occurs after the date of this Agreement and prior to the termination of this Agreement or the Effective Time:

(a) receipt of any notice of, or other communication relating to, a material default, or event which with notice or lapse of time or both would become a material default, under any Material Contract;

(b) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(d) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied;

(e) the commencement or, to Target’s Knowledge, the threat any lawsuit involving or affecting Target, any Target Subsidiary, any Target Related Business or any of their respective properties or assets;

(f) the occurrence or non-occurrence of any fact or, to Target’s Knowledge, an event that causes or is reasonably likely to cause a material breach by Target or Acquiror of any material provision of this Agreement applicable to it;

(g) the occurrence of any fact or event of which such party becomes aware that results in the inaccuracy in any representation or warranty of such party in this Agreement; or

(h) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect of Target or Acquiror;

provided, that, if Target becomes aware of any fact or condition that constitutes a breach of any representation or warranty made in Section 3 above, or if any fact or condition, either currently existing or hereafter occurring, requires any change in the Target Disclosure Schedule delivered to Acquiror at the time of execution of this Agreement, Target shall promptly thereafter deliver to Acquiror a supplement to the Target Disclosure Schedule specifying any needed change. The scope of the additional disclosure on the supplement to the Target Disclosure Schedule shall be subject to reasonable agreement between Target and Acquiror (including accurately limiting the scope of such disclosure so as to appropriately limit the ability of such disclosure (consistent with the scope of other disclosures currently included in the Target Disclosure Schedule) to limit any of the indemnification obligations set forth in Section 7.2(a)), but Target shall be permitted to deliver a wholly-factual disclosure of a new fact or condition without right of approval from Acquiror. Any such supplement to Target Disclosure Schedule that corrects items that could have been disclosed by Target on the date hereof relating to the period prior to the date hereof shall not be given effect for purposes of the conditions set forth in Section 7.2(a) herein or for purposes of determining whether there has been a breach of a representation and warranty for purposes of the indemnification provisions under Section 9.2 hereof. Any such supplement to the Target Disclosure Schedule related to items based on newly-arising facts or conditions in the period after the date hereof shall not be given effect for purposes of the conditions set forth in Section 7.2(a) herein; provided, however, that such supplement to the Target Disclosure Schedule shall be given effect for purposes of determining whether there has been a breach of a representation and warranty for purposes of the indemnification provisions under Section 9.2 hereof.

6.7 Cancellation of Target Options. No Target Options, whether vested or unvested, shall be assumed by Acquiror in the Merger. Target shall take all actions necessary to cancel all outstanding Target Options prior to the Closing Date and to obtain, prior to the Closing Date, an executed Option Acknowledgment Form, from each holder of In-the-Money Target Options.

6.8 Employees. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, Target will use commercially reasonable efforts in consultation with Acquiror to retain the employees of Target, Target Subsidiaries and Target Related Businesses, including the Key Employees, through the Effective Time and following the Merger other than terminations in the ordinary course. For purposes of eligibility, vesting, and benefit accrual (except, in the case of benefit accrual only, with respect to any defined benefit plans), each person who was employed by the Target, Target Subsidiaries or any Target Related Business, including those on vacation, leave of absence or disability, immediately preceding the Closing Date and is employed by Acquiror or any of its Affiliates on and after the Closing Date (a “Target Employee”), shall be credited with his or her years of service with the Target, Target Subsidiaries or any Target Related Business (as applicable before the Closing Date) under any similar plans maintained by the Acquiror or its Affiliates (such plans, collectively, the “New Plans”) to the same extent as such Target

Employee was entitled under the Target Benefit Plans before the Closing Date, except to the extent such credit would result in a duplication of benefits.

6.9 Expenses. Whether or not the Merger is consummated, all Transaction Expenses and any other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. For purposes of clarity, Target shall be responsible for the Target Transaction Expenses.

6.10 Release and Termination of Security Interests. Target shall use its commercially reasonable efforts to seek and obtain the release of any and all outstanding security interests in any of Target’s, or any Target Subsidiary’s assets and to terminate all UCC financing statements which have been filed with respect to such security interests other than those related to the capital leases on Schedule 7.2(o).

6.11 Contract Consents. Target shall use its commercially reasonable efforts to obtain all Contract Consents and to deliver such consents to Acquiror.

6.12 Directors’ and Officers’ Indemnification and Insurance.

(a) Acquiror agrees that all rights to indemnification on the part of each person who at the Effective Time is a current or former director, officer, employee or agent of Target or any Target Related Business, including all such rights existing pursuant to any written agreement between any such person and Target or any Target Related Business in effect on the Agreement Date (copies of which have been delivered to Acquiror), Delaware Law or as provided in the Target Organizational Documents or the Target Related Business Organizational Documents, shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Closing Date. Without limitation of the foregoing, in the event any such person is or becomes involved in any such capacity in any action, proceeding or investigation in connection with any actual or alleged action, inaction, state of affairs or other matter, including any matter related to the transactions contemplated by this Agreement, occurring on or prior to the Closing Date, Acquiror shall (or shall cause the Surviving Corporation to) pay such person’s reasonable fees and other expenses of counsel selected by such person (including the cost of any investigation, preparation and settlement) incurred in connection therewith promptly after statements therefor are received by Acquiror, except to the extent of any claims that are finally determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or fraud of such indemnified party. Acquiror shall be entitled to participate in the defense of any such action or proceeding, and counsel selected by the indemnified person shall, to the extent consistent with their professional responsibilities, cooperate with Acquiror and any counsel designated by Acquiror. Acquiror shall pay all reasonable fees and expenses, including fees and expenses of counsel, that may be incurred by any indemnified person in successfully enforcing the indemnity and other obligations provided for in this section.

(b) Target shall secure a “tail” insurance policy (the “D&O Tail”) that shall be maintained in effect by the Surviving Corporation for not less than six (6) years from the Effective Time, that provides “tail” insurance coverage for the coverage currently provided under the Target’s policies of directors’ and officers’ liability insurance (including its existing employment practices coverage) maintained by Target or any Target Related Business as of the

Agreement Date. The existing D&O Insurance of Target may be cancelled as of the Closing and the unused premium applied to the “tail” insurance policy. The cost of the “tail” insurance policy shall be borne by Target.

6.13 Tax Matters.

(a) Allocation of Taxes. In the case of any Taxes relating to a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(b) Preparation of Returns. Acquiror shall prepare or cause to be prepared and file or cause to be filed all Returns for Target, any Target Subsidiary or any Target Related Business for the Pre-Closing Tax Period and Straddle Period that are required to be filed after the Closing Date. All Returns filed by Acquiror after the Closing Date will be prepared in a manner consistent with the past practice and custom of Target to the extent consistent with Applicable Law. Acquiror shall provide the Securityholders’ Agent with completed drafts of such Returns for the Securityholders’ Agent’s review and comment at least thirty (30) days prior to the due date for filing thereof in the case of income Tax Returns and as soon as practicable in the case of all other Returns and shall permit the Securityholders’ Agent to review and comment on each income Tax Return relating to or including a Pre-Closing Tax Period prior to filing and shall make such revisions to such Returns reasonably requested which relate to any item on any such Tax Return which the Sellers may be obligated to make payment pursuant to Section 9.8 and such comments are supported by a “more likely than not” chance of success in the event of an audit. The parties hereto agree, with respect to income Tax Returns filed for the Target for the Pre-Closing Tax Period as follows:

(i) That Acquiror shall elect pursuant to Treasury Regulation Section 1.1502-75 to file a consolidated federal income Tax Return, and to include the Target in such consolidated federal income Tax Return, for the first taxable period of the Acquiror ending after the Closing Date such that, for federal income Tax purposes, the Closing Date shall be the last day of a taxable period for the Target;

(ii) To treat the Transaction Tax Deductions as deductible in the Pre-Closing Tax Period to the extent permitted by applicable Law;

(iii) To make (and have the Target make) an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any “success-based fees” as defined in Revenue Procedure 2011-29, and to include such deduction in the pre-Closing Tax Period;

(iv) To not apply the “next-day rule” contained in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to any Transaction Tax Deduction; and

(v) That for federal income Tax purposes Acquiror (or, to the extent applicable, the Surviving Corporation) may in its sole discretion elect to waive any carryback of a net operating loss or other Tax attribute arising in a taxable period ending on or before the Closing Date.

(c) Refunds. Any refund of Taxes, whether a refund for the overpayment of Taxes, as a result of a carryback of a net operating loss or otherwise, of Target, Target Subsidiary or any Target Related Business, for a Pre-Closing Period shall be solely for the benefit of the Acquiror.

(d) Amended Returns. Except to the extent required by applicable Law, without the consent of the Securityholders’ Agent, the Acquiror shall not file any Tax Return or amended Tax Return for Target, any Target Subsidiary or any Target Related Business for any Pre-Closing Tax Period, or make any Tax election with respect to any Pre-Closing Tax Period or Straddle Period of Target, any Target Subsidiary or any Target Related Business to the extent such action could reasonably be expected to result in Sellers having a payment obligation pursuant to Section 9.8.

(e) Tax Contests. After the Closing Date, Acquiror, Target and the Securityholders’ Agent, respectively, shall inform the other party in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating in whole or in part to Taxes for a Pre-Closing Tax Period (“Tax Contest”) for which Acquiror may be entitled to indemnity from the Securityholders under this Agreement. After the Closing Date, Acquiror shall have the exclusive right to represent the interests of Target in any and all Tax Contests; provided, however, that the Securityholders’ Agent shall have the right to participate in any such Tax Contest and to employ counsel at its own expense of its choice (which counsel shall be reasonably acceptable to Acquiror) for purposes of such participation to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification liability of the Securityholders pursuant to this Agreement. In the event that Acquiror proposes to compromise or settle any Tax Contest, or consent or agree to any Tax liability, relating to Target, any Target Subsidiary or any Target Related Business that would result in an indemnity payment by the Securityholders, the Securityholders’ Agent shall have the right to review such proposed compromise, settlement, consent or agreement. Acquiror shall not agree or consent to compromise or settle any Tax Contest on a basis that would result in a Tax liability of Target, any Target Subsidiary or any Target Related Business for a Pre-Closing Tax Period or liability of the Securityholders for indemnification unless the Securityholders’ Agent consents to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed.

(f) Cooperation. Acquiror, Target and the Securityholders’ Agent shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Return required of Target, and the defense of any Tax Contest, claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by Target for a Pre-Closing Tax Period. Acquiror, Target and the Securityholders’ Agent agree to abide by all record retention requirements of, or record retention agreements entered into with, any Tax authority.

(g) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne and paid fifty percent (50%) by the Securityholders and fifty percent (50%) by Acquiror when due. The party responsible under Applicable Law for submitting payment of such Taxes to the applicable Tax authority shall file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by Applicable Law, Acquiror or Target shall join in the execution of any such Returns and other documentation.

(h) No election under Section 338 of the Code (or any similar election under state, local or foreign Law) shall be made with respect to the transactions contemplated by this Agreement.

6.14 280G Stockholder Approval. Promptly following the execution of this Agreement, Target shall submit to the Stockholders for approval, if necessary, (in a manner reasonably satisfactory to Acquiror), by such number of holders of Target Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by Target, subject to the reasonable satisfaction of Acquiror), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, Target shall deliver to Acquiror notification and documentation reasonably satisfactory to Acquiror that (i) a vote of the holders of Target Common Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote (the “280G Stockholder Approval”); (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers, if any, that were executed by the affected individuals prior to the solicitation of the vote of the holders of Target Capital Stock pursuant to this Section 6.14; or (iii) that such payments shall be made to the extent a Parachute Payment Waiver was not executed by any affected individual.

6.15 Medical Malpractice Insurance. Acquiror shall pay all costs and expenses related to maintaining the existing medical malpractice insurance policies of Target, the Target Subsidiaries and the Target Related Businesses or otherwise providing coverage of Target, the Target Subsidiaries and the Target Related Businesses under new or existing policies of Acquiror or any of its Affiliates which such policies include coverage and deductibles customary in the industry consistent with Acquiror’s past coverage and deductible amounts (the “MedMal Coverage”).

6.16 Good Standing Certificates. Target shall order certificates of good standing from each state where Target, each Target Subsidiary and each Target Related Business is required to be qualified to do business and shall use its best efforts to remedy any deficiencies causing Target, any Target Subsidiary or any Target Related Business to be noncompliant with such state good standing requirements prior to the Closing Date. Target shall promptly provide, but in any event, prior to the Closing Date, Acquiror a copy of each certificate of good standing once obtained by Target.

7. Conditions to the Merger.

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. This Agreement and the Merger shall be approved by the Stockholders providing for the Requisite Approval and remain in full force and effect.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c) Governmental Approval. Acquiror, Merger Sub and Target shall have obtained from each Governmental Entity any approvals, waivers and consents, required for the consummation of or in connection with the Merger other than if the failure to obtain such approvals, waivers or consents would not reasonably be expected to have a Material Adverse Effect after the Effective Time.

(d) Escrow Agreement. The Escrow Agent shall have executed and delivered the Escrow Agreement.

7.2 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a) Representations and Warranties. The representations and warranties of Target in this Agreement (a) that are qualified as to materiality or Material Adverse Effect shall be true and correct and (b) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except in each case for such representations and warranties that speak specifically as of the date hereof or as of another date, in which case such representations and warranties need only to be true and correct, or true and correct in all material respects, as applicable, as of such date).

(b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by Target’s Chief Executive certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(i) have been satisfied.

(d) Secretary’s Certificate. Acquiror and Merger Sub shall have received from Target’s Secretary, a certificate having attached thereto (i) the Target Organizational Documents, Target Subsidiary Organizational Documents and Target Related Business Organizational Documents of as in effect immediately prior to the Effective Time, (ii) resolutions approved by Target’s Board of Directors authorizing the transactions contemplated hereby, (iii) an executed written consent of the Stockholders approving the Merger, and (iv) certificates of good standing (including tax good standing) issued by the Delaware Secretary of State, or such other state agency where Target, each Target Subsidiary and each Target Related Business is incorporated dated as of a date no more than ten (10) Business Days prior to the Effective Date.

(e) Third Party Consents. The consents or approvals, if any, set forth on Schedule 7.2(e) shall have been obtained and shall be in full force and effect.

(f) No Governmental Litigation. There shall not be pending, as evidenced by a written notice indicating the commencement of, or threatened, as evidenced by a bona fide, good faith writing of, any legal proceeding (i) in which a Governmental Entity is challenging or seeking to restrain or prohibit the consummation of the Transaction, (ii) in which a Governmental Entity is seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to Target Stock; or (iii) that would reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or the Surviving Corporation to own the assets or operate the Target Business consistent with past practice, taken as a whole.

(g) No Other Litigation. There shall not be pending any Legal Proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Capital Stock or (iii) that would reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or the Surviving Corporation to own the assets or operate the Target Business consistent with past practice, taken as a whole.

(h) Working Capital. The Target shall have delivered to Acquiror the Estimated Closing Certificate.

(i) No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Target, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Target.

(j) Dissenters’ Rights. Either: (i) Target shall have delivered the Written Consent from the Target Stockholders holding at least ninety percent (90%) of the Target Capital Stock outstanding immediately prior to the Effective Time, and such Written Consents have not been revoked; or (ii) the period for eligibility for any holder of Target Capital Stock to exercise any appraisal rights shall have expired without the Dissenting Shares exceeding ten percent (10%) of the Target Capital Stock outstanding immediately prior to the Effective Time.

(k) Escrow Agreement. Target and the Securityholders’ Agent shall have executed and delivered the Escrow Agreement.

(l) Termination of 401(k) Plan. If requested by Acquiror in writing at least five (5) Business Days prior to the consummation of the Merger, Target, any Target Subsidiary, any Target Related Business shall have terminated some or all Employee Plans that are intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Acquiror shall have provided written notice to Target at least three (3) business days prior to consummation of the Merger that such 401(k) Plans shall neither be frozen or terminated) effective as of the date immediately preceding the Closing Date. Unless Acquiror provides such written notice to Target, Target shall have provided Acquiror with evidence that such 401(k) Plans have been frozen and terminated (effective as of the dates stated above) pursuant to resolutions of the Board of Directors of Target. The form and substance of such resolutions shall be subject to review and approval of Acquiror, which shall not be unreasonably withheld.

(m) FIRPTA Documents. Target shall have delivered to Acquiror FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit G-1, dated as of the Closing Date and executed by Target, together with written authorization for Acquiror to deliver such notice form to the IRS on behalf of Target after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit G-2, dated as of the Closing Date and executed by Target;

(n) Resignation Letters. Target shall have delivered to Acquiror written resignations of all officers and directors of Target effective as of the Effective Time (it being agreed that pursuant to such resignations such persons shall resign in their capacity as an officer or director but shall not resign as employees of Target, any Target Subsidiary or any Target Related Business and no such resignation shall impact any of such individual’s rights under any employment or other agreement). To the extent requested by Acquiror in writing at least three (3) Business Days prior to Closing, Target shall have delivered to Acquiror written resignations of all officers and directors of each Target Subsidiary and Target Related Business effective as of the Effective Time; provided that any such request for resignation shall not cause any noncompliance of any Organizational Documents of any such Target Subsidiary or Target Related Business, as applicable, or any Applicable Law.

(o) Payoff Letter. Seller shall provide payment in full of all outstanding Indebtedness other than any Unpaid Seller Notes. A standard payoff letter, in form and substance reasonably satisfactory to Acquiror, executed by each holder of Indebtedness other than the holders of the Unpaid Seller Notes. For purposes of clarification, Indebtedness does not include the capital leases set forth on Schedule 7.2(o) and no payoff letter shall be required from such holders of the capital leases set forth on Schedule 7.2(o).

(p) Release and Termination of Security Interests. Target’s assets shall have been released from all security interests thereon and Target shall have taken all steps necessary to terminate all UCC financing statements which have been filed with respect to such security interests or evidence that such releases shall become effective upon the payment of the amounts set forth in the payoff letters delivered pursuant to Section 7.2(o) other than any leases associated with the capital leases listed on Schedule 7.2(o).

(q) Key Employees. (i) The Key Employees shall have remained continuously employed with Target from the date of this Agreement through the Closing, (ii) no action shall have been taken by the Key Employees to rescind any Key Employee Employment Agreement.

(r) Employees. Eighty percent (80%) of the aggregate employees of Target, Target Subsidiaries and Target Related Businesses (excluding the Key Employees) who are employed as of the date hereof shall remain employed as of the Closing Date.

(s) Key Stockholders. Each Key Stockholder Non-Competition and Non-Solicitation Agreement shall be in full force and effect.

(t) Contract Termination. Great Point and Target have executed and delivered the MSA Termination Agreement

(u) Target Options. All Target Options shall have been terminated effective as of the Effective Time. Each holder of any In-the-Money Vested Target Option, if any, shall execute and delivery to Acquiror an Option Acknowledgment Form solely to the extent that such holder is entitled to any Option Payment in accordance with Section 2.6(b).

(v) Stockholder Agreements. Each Stockholder Agreement shall be in full force and effect.

7.3 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in this Agreement (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except in each case for such representations and warranties that speak specifically as of the date hereof or as of another date, in which case such representations and warranties need only to be true and correct, or true and correct in all material respects, as applicable, as of such date).

(b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by an executive officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Escrow Agreement. Acquiror shall have executed and delivered the Escrow Agreement.

8. Termination, Amendment and Waiver.

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(b) through Section 8.1(d), by written notice by the terminating party to the other party):

(a) by the mutual written consent of Acquiror and Target;

(b) by either Acquiror or Target if the Merger shall not have been consummated before 4:59 PM, San Diego, California, time on July 8, 2016; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

(c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(d) by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.1 or 7.2 (in the case of termination by Acquiror) or Section 7.1 or 7.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party;

(e) by Acquiror, if the execution of the Written Consent providing for the Requisite Approval shall not have been obtained within twenty four (24) hours of the execution and delivery of this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.3, 6.4, 6.9 and 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Amendment. Subject to the provisions of applicable legal requirements, prior to the Effective Time, the parties hereto may amend this Agreement only by authorized action at any time before or after the adoption of this Agreement by the Stockholders pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such adoption of this Agreement by the Stockholders, no amendment shall be made which by law requires further approval by the Stockholders without such further Stockholder approval). To the extent permitted by applicable legal requirements, from and after the Effective Time, Acquiror and the Securityholders’ Agent may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Acquiror and the Securityholders’ Agent.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9. Indemnification.

9.1 Escrow Mechanics. At Closing, the Escrow Amount will be set aside and transferred by Acquiror to the Escrow Agent as security of the indemnification obligations of Target under Section 9.2 hereof. The Escrow Agreement shall set forth the mechanics and terms related to maintaining and the release of the Escrow Amount by the Escrow Agent; provided that a portion of the Escrow Amount released to the Securityholders shall be treated as interest in accordance with Section 483 of the Code.

9.2 Indemnification by the Securityholders.

(a) Subject to the limitations set forth in this Section 9, each Securityholder shall severally and not jointly indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, attorneys, representatives and employees, and each Person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against Damages, resulting from or arising out of:

(i) any misrepresentation or breach any of the representations and warranties given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement or in any certificate furnished pursuant hereto by Target to Acquiror;

(ii) any non-fulfillment or breach of any covenant or agreement made by Target in this Agreement or any exhibit or schedule to this Agreement to be performed prior to Closing;

(iii) the exercise by any Dissenting Stockholder of appraisal or dissenters’ rights under Delaware Law or other Applicable Law;

(iv) defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle an Acquiror Indemnified Person to indemnification hereunder;

(v) any inaccuracies in the Closing Payment Schedule related to the ownership of Target Capital Stock; and

(vi) any Indebtedness of Target, any Target Subsidiary or any Target Related Business or Target Transaction Expenses not reflected in the calculation of Final Net Cash.

Notwithstanding anything in this Agreement to the contrary, for the purposes of Section 9.2(a)(i) and (iv), the representations and warranties of Target in this Agreement that are qualified by “materiality” or “Material Adverse Effect” shall be deemed to have been made without such materiality or Material Adverse Effect qualifier for purposes of determining Damages but not for purposes of determining any misrepresentation or breach of such representations and warranties.

(b) Survival of Representations and Warranties. All representations and warranties made by Target herein, or in the Target Disclosure Schedule or any exhibit or schedule to this Agreement, shall survive the execution and delivery of this Agreement and the Closing and shall survive until the Escrow Termination Date; provided, however, that any claims for indemnification (i) arising with respect to (a) Target’s representations set forth in Sections 3.1 (Organization, Good Standing and Power; Subsidiaries), 3.2(a) and the first sentence of 3.2(b) (Authority), 3.5 (Capital Structure), the first sentence of 3.10(f) (Intellectual Property), 3.23 (Taxes), 3.28 (Brokers’ and Finders’ Fees) and (the “Fundamental Representations”), the remainder of Section 3.2(b) and the remainder of Section 3.10 (Intellectual Property); (b) Target’s representations set forth in Sections 3.2(b) (other than the first sentence which shall be covered in subsection (a) above) and 3.10 (other than Section 3.10(f) which shall be covered in subsection (a) above) or (c) related to any covenants and agreements contained herein shall survive until the earlier of (A) five years from the Closing Date or (B) until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date) with respect to such matters, or (ii) involving fraud or intentional misrepresentation shall survive until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date). Any claim made related to a breach of any representation or warranty prior to the applicable termination of such representation or warranty shall survive until such claim is resolved.

(c) Threshold for Claims. No claim for Damages shall be made under Section 9.2(a)(i) or (iv) unless the aggregate of Damages exceeds $850,000 (the “Limitation”); provided, however, that should such Damages exceed $850,000 in the aggregate, the Acquiror Indemnified Person(s) shall be entitled to seek compensation for all Damages without regard to the Limitation; provided further, however, that (i) individual claims (or as a series of related claims) totaling $10,000 or less in Damages shall not be recoverable and shall not be counted in determining whether the Limitation has been exceeded; and (ii) the Limitation shall not apply with respect to any Damages arising from, or directly or indirectly resulting from breaches of Fundamental Representations, fraud or intentional misrepresentation.

(d) Cap on Indemnification by Securityholders. The aggregate amount to be paid by the Securityholders for claims for Damages made under Section 9.2(a)(i) or (iv) shall not exceed the amount of funds then in the Escrow Fund (the “Cap”); provided, however, that the Cap shall not apply to any Damages arising from or directly or indirectly resulting from breaches of Fundamental Representations, fraud or intentional misrepresentation. All claims for Damages under Section 9.2(a) shall be satisfied (i) first, from the Escrow Fund (and, in the event the holders of Target Preferred Stock receive the Preferred Stock Preference Payment, first from the Common Escrow Amount and next from any Preferred Escrow Amount), in each case, according to each Securityholder’s Applicable Portion until the Escrow Fund is either exhausted or released in accordance with the terms hereof and the Escrow Agreement and (ii) thereafter, directly by the Securityholders on a pro rata and several basis based on the portion of the Merger Consideration received by such Securityholder pursuant to this Agreement. In the event Escrow Funds are used to satisfy claims pursuant to Section 9.2(a)(iii), then, to the extent, and only such extent, such Escrow Funds were so used, the Cap shall be increased by the amount of Escrow Funds so used. In no event shall a Securityholder be responsible for Damages under Section 9.2(a) in excess of the proceeds received by such Securityholder pursuant to this Agreement.

9.3 Procedure for Indemnification Claims.

(a) If an officer or senior employee of Acquiror or the Surviving Corporation reasonably believes it is entitled to Damages under this Section 9, it shall deliver to the Securityholders’ Agent, on or before the Escrow Release Date, a certificate signed by such officer or senior employee (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of the Stockholders set forth in Section 9.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related.

(b) The Securityholders’ Agent shall have a period of thirty (30) days from and after delivery of any Officer’s Certificate to deliver to Acquiror a response, in which the Securityholders’ Agent shall: (i) agree that Acquiror is entitled to receive all of the requested Damages (in which case the response shall be accompanied by written notice executed by the Securityholders’ Agent instructing the Escrow Agent to disburse the requested Damages to Acquiror) or (ii) dispute that Acquiror is entitled to receive the requested Damages.

(c) If the Securityholders’ Agent disputes any claim or claims made in any Officer’s Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Securityholders’ Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Securityholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims (the “Claims Period”). If the Securityholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquiror and the Securityholders’ Agent and shall be delivered to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum for the release of any Escrow Amount to Acquiror in accordance with the terms of such memorandum and the Escrow Agreement.

9.4 Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 9.3(c), either Acquiror or the Securityholders’ Agent may initiate formal legal action with the applicable court in accordance with Section 10.6 to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the parties and the Escrow Agent shall be entitled to act in accordance with such decision.

9.5 Third-Party Claims. In the event an Acquiror Indemnified Person becomes aware of a third party claim (a “Third Party Claim”) which such Acquiror Indemnified Person believes in good faith may result in a demand for indemnification, the Acquiror Indemnified Person shall promptly notify the Indemnifying Person of the Third Party Claim in writing. No delay or failure in providing such notice shall affect an Acquiror Indemnified Persons’ rights hereunder, unless (and then only to the extent that) the Indemnifying Person is materially prejudiced thereby. The Indemnifying Person shall be entitled to participate in the defense of the Third Party Claim and, if it so chooses, to assume the defense thereof at its own expense with counsel selected by such Indemnifying Person and reasonably acceptable to the Acquiror Indemnified Person, provided, that, the Indemnifying Person gives written notice to the Acquiror Indemnified Person of its election to participate in or to assume the defense of the Third Party Claim within twenty (20) Business Days after the Indemnifying Person receives the written notice of such claim from the Acquiror Indemnified Person; provided, however, that the Indemnifying Person shall not be entitled to assume the defense of any Third Party Claim in which, either directly or indirectly, (i) seeks an injunction or specific performance, or seeks any other form of equitable relief that would reasonably be expected to be material to any Acquiror Indemnified Person’s business; (ii) involves criminal allegations against the Acquiror Indemnified Person (or could otherwise be expected to involve or develop into a claim involving a criminal claim or criminal charges against any Acquiror Indemnified Person) and does not involve or otherwise relate to any investigation or inquiry by any Governmental Entity; (iii) would reasonably be expected to impose liability on the part of the Acquiror Indemnified Person for which the Acquiror Indemnified Person is not entitled to indemnification under this Agreement; (iv) the potential Damages would reasonably be expected to exceed the amount of the Escrow Amount (or any portion thereof that remains in escrow) after taking into account any amounts that may be payable to Acquiror in respect of any unsatisfied or unresolved claims for indemnification made (or expected to be made) by any Indemnifying Party as of such time), as reasonably determined by the Acquiror Indemnified Person in good faith; (v) seeks any license to or otherwise places an Encumbrance on Intellectual Property owned or licensed by any Acquiror

Indemnified Person; or (vi) would reasonably be likely to result in a settlement of, or an adverse judgment that in the Acquiror Indemnified Person’s good faith reasonable determination is likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of any Acquiror Indemnified Person, provided that the Acquiror Indemnified Person assumes the defense of such Third Party Claim and defends such Third Party Claim in a manner that is substantially similar in all material respects to the manner in which it would have defended such claim if it were not entitled to the benefit of this Section 9 (with the reasonable expenses, and any settlement entered into in accordance with this Section 9.5, constituting Damages hereunder to the extent the Acquiror Indemnified Person is entitled to recover therefor under the terms hereof). Neither party may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the other party if (i) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff a full release from all liability in respect to such Third Party Claim, (ii) such judgment or settlement would result in the finding or admission of any violation of any Legal Requirement by a person, (iii) the sole relief provided is anything other than monetary damages or (iv) as a result of such judgment or settlement, injunctive or other equitable relief would be imposed against the an Acquiror Indemnified Person or such judgment or settlement would reasonably be expected to interfere with or materially and adversely affect the business, operations or assets of the an Acquiror Indemnified Person. The Acquiror will cooperate, at the expense of the Indemnifying Person, as the Indemnifying Person may reasonably request, in investigating, defending and, subject to the terms set forth above, settling such Third Party Claim. If the Indemnifying Person elects not to assume the defense of a Third Party Claim, is not permitted to assume the defense of such Third Party Claim or fails to notify the Acquiror of its election to participate in or assume the defense of such Third Party Claim as herein provided, the Acquiror Indemnified Person may pay, compromise, settle or defend such Third Party Claim at the sole cost and expense of the Indemnifying Person if the Indemnifying Person is determined to be liable to the Acquiror Indemnified Person hereunder. Notwithstanding the foregoing, if the Indemnifying Person is contesting any claims in good faith, or would, but for its inability to assume the defense of such claims pursuant to this Section 9.5, be contesting the claims in good faith, then the Acquiror Indemnified Person shall not pay or settle any such claims without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld, conditioned or delayed.

9.6 Tax Effect of Payments. All amounts received by Acquiror from the Escrow Fund pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate Merger Consideration.

9.7 Tax Indemnification. In addition to the indemnification obligations set forth in Section 9.2 above, the Securityholders shall severally indemnify the Acquiror Indemnified Persons and hold them harmless from and against any Damages resulting from or arising out of (a) all Taxes (or the non-payment thereof) of Target, any Target Subsidiary or any Target Related Business for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target, any Target Subsidiary or any Target Related Business (or any predecessor of Target, any Target Subsidiary or any Target Related Business) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of any Person imposed on Target, any Target Subsidiary or any Target Related Business as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (a), (b), and (c) above, the Securityholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes in the final calculation of Working Capital. The Securityholders shall reimburse Acquiror for any Taxes that are the responsibility of the Securityholders within fifteen (15) Business Days after payment of such Taxes by Acquiror or Target. Any indemnification of Acquiror pursuant to this Section 9.7 shall be payable from the Escrow Amount; provided however, to the extent the Escrow Amount is insufficient (or the Escrow Amount has been released), indemnification hereunder shall nevertheless be payable by the Securityholders. The Limitation and Cap shall not apply with respect to any Damages arising from the matters set forth in this Section 9.7. Notwithstanding anything to the contrary in this Agreement, an Acquiror Indemnified Person shall not have any right to indemnification under this Agreement from and against any Damages or Taxes of any Person that (i) are attributable to taxable periods (or portions thereof) beginning after the Closing Date, (ii) are attributable to actions not in the ordinary course of business taken, or caused to be taken, by Acquiror, Target, any Target Subsidiary, or any Target Related Business, on the Closing Date (but after the Closing) not contemplated by this Agreement, or (iii) are due to the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax assets or attributes that arose in a taxable period (or portion thereof) ending on or prior to the Closing Date.

9.8 Tax and Insurance Benefits. To the extent that an Acquiror Indemnified Person recognizes Tax Benefits as a result of any Damages in any tax year in which or prior to which such Damages were incurred (or in any of the two (2) immediately succeeding tax years), the Acquiror Indemnified Person shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Person with respect to such Damages) to the Indemnifying Person as such Tax Benefits are actually recognized by the Acquiror Indemnified Person. For this purpose, the Acquiror Indemnified Person shall be deemed to recognize a Tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Acquiror Indemnified Person’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Damages from all taxable years, exceeds the Acquiror Indemnified Person’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Damages for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year). The amount of any Damages subject to indemnification under this Section 9 shall be calculated net of any insurance proceeds received on account of such Damages; provided that the amount deemed to be recovered will be net of (i) costs and expenses incurred in obtaining such insurance payments or otherwise required to restore Acquiror to the same economic position as would have existed had such insurance proceeds been collected prior to the settlement of such claim, (ii) the deductible for such policies and any increase in the premium (and retro-premium adjustments) for such policies to the extent arising out of or in connection with such Damages, all of which shall constitute Damages subject to indemnification hereunder. Acquiror agrees to (and to cause its Subsidiaries to, as may be applicable,) use commercially reasonable efforts to seek recovery under the D&O Tail and the MedMal Coverage for any Damages that may be subject to such recovery under such D&O Tail and the MedMal Coverage to the same extent as Acquiror or its Subsidiary, as applicable, would if such Damages were not subject to indemnification hereunder, taking into consideration the terms of such D&O Tail and MedMal Coverage.

9.9 Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of Target, any Target Subsidiary, any Target Related Business or Securityholders contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Acquiror to consummate the Merger, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

9.10 Exclusive Remedy. The parties acknowledge and agree that, after the Closing, the indemnification provisions in this Section 9 shall be the sole and exclusive monetary remedy of the parties and their Affiliates with respect to any claim (other than claims arising from or intentional misrepresentation) related to or arising from a breach or inaccuracy of any representation, warranty, covenant or other agreement contained in this Agreement; provided that this Section 9.10 shall not prohibit (A) injunctive relief (including specific performance) with respect to any covenant or agreement contained in this Agreement or (B) any other remedy available at law or in equity for any fraud or intentional misrepresentation committed in connection with the transactions contemplated by this Agreement. Nothing herein shall be deemed to be a waiver by a party of the other party’s duty to mitigate Damages as may be required by Applicable Law.

9.11 Securityholders’ Agent.

(a) The Securityholders’ Agent shall be constituted and appointed as agent and attorney-in-fact for and on behalf of the Securityholders and shall have full power authority to represent, to give and receive notices and communications, to authorize the Escrow Agent to release any portion of the Escrow Fund to Acquiror in satisfaction of claims by Acquiror, to release any portion of the Securityholders’ Agent Holdback Amount to the Securityholders, as applicable, object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act on the Securityholders’ behalf with respect to the matters set forth herein, in accordance with the terms and provisions set forth herein, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in Section 2.13 and to take all actions necessary or appropriate in the judgment of the Securityholders’ Agent for the interpretation of this Agreement and accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days’ prior written notice to Acquiror. No bond shall be required of the Securityholders’ Agent. Notices or communications to or from the Securityholders’ Agent shall constitute notice to or from each of the Securityholders.

(b) The Securityholders’ Agent shall not be liable for any act done or omitted hereunder as Securityholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Securityholders shall severally indemnify and hold the Securityholders’ Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholders’ Agent and arising out of or in connection with the acceptance or administration of his, her or its duties hereunder.

(c) The Securityholders’ Agent shall have reasonable access to information about Target, Target Subsidiaries and Target Related Businesses and the reasonable assistance of Target’s and the Target Subsidiaries’ officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Securityholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target, any Target Subsidiary or any Target Related Business to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d) Acquiror acknowledges that the Securityholders’ Agent may have a conflict of interest with respect to its duties as Securityholders’ Agent, and in such regard the Securityholders’ Agent has informed Acquiror that it will act in the best interests of the Securityholders.

9.12 Actions of the Securityholders’ Agent. A decision, act, consent or instruction of the Securityholders’ Agent shall constitute a decision of all Securityholders for whom the Merger Consideration otherwise payable to them is released to Acquiror from the Escrow Fund or to the Securityholders, from the Securityholders’ Agent Holdback Fund, with respect to the matters set forth herein and shall be final, binding and conclusive upon each Securityholder, and Acquiror may rely upon any decision, act, consent or instruction of the Securityholders’ Agent as being the decision, act, consent or instruction of each and every Securityholder. Acquiror is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders’ Agent.

10. General Provisions.

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

if to Acquiror or Merger Sub, to: NuVasive, Inc. 7475 Lusk Boulevard San Diego, CA 92121 Tel: 858-638-5502 Fax: 858-638-6502 Email: nsisitsky@nuvasive.com Attn: Nathaniel Sisitsky with a copy to: DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121 Attention: Larry W. Nishnick Fax: (858) 638-5014 Tel: (858) 677-1414

if to Target or Securityholders’ Agent, to: GPP I-BNN, LLC c/o Great Point Partners, LLC 165 Mason Street, 3rd Floor Greenwich, CT 06830 Attention: Rohan Saikia Fax: (203) 971-3320 Tel: (203) 971-3300

with a copy to: McDermott Will & Emery LLP 227 West Monroe Street, Suite 4400 Chicago, Illinois 60606 Attention: Brooks B. Gruemmer Fax: (312) 984-7700 Tel: (312) 372-2000

10.2 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

10.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target

Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party.

10.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

10.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.8 Specific Enforcement. Each party acknowledges and agrees that the other party would be irreparably harmed and such other party would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such other party in accordance with their specific terms or were otherwise breached. Accordingly each party agrees that the other shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

10.9 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

10.10 Interpretation.

(a) When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, means , with respect to any statement in Section 3 of this Agreement to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to Acquiror or its Representatives, that such information, document, or material was (i) made available for review (without subsequent modification by Target) by Acquiror or its representatives in the virtual data room set up by Target in connection with this Agreement at least two (2) Business Days prior to the date hereof or (ii) actually delivered (whether by physical or electronic delivery) upon request to Acquiror or its representatives at least two (2) Business Days prior to the date hereof.

(e) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

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IN WITNESS WHEREOF, Target, Merger Sub, Acquiror and Securityholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

NUVASIVE, INC.

By:	/s/ Gregory T. Lucier
Name:	Gregory T. Lucier
Title:	Chairman & CEO

BIONIC ACQUISITION CORPORATION

By:	/s/ Nathaniel B. Sisitsky
Name:	Nathaniel B. Sisitsky
Title:	Assistant Secretary

BNN HOLDINGS CORP.

By:	/s/ William J. Gecsey
Name:	William J. Gecsey
Title:	Chief Executive Officer

GPP I-BNN, LLC, in its capacity as Securityholders’ Agent

By:	/s/ Adam B. Dolder
Name:	Adam B. Dolder
Title:	President